Exhibit 4.1

PLAYTEX PRODUCTS, INC.

8% SENIOR SECURED NOTES DUE 2011

Guaranteed to the extent set forth herein by

the GUARANTORS named herein

INDENTURE

Dated as of February 19, 2004

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION,

as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310 (a)(1)	7.11
(a)(2)	7.11
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.11
(b)	7.11
(c)	N.A.
311(a)	7.12
(b)	7.12
(c)	N.A.
312 (a)	2.05
(b)	14.03
(c)	14.03
313(a)	7.07
(b)(1)	11.05
(b)(2)	7.07;
7.08
(c)	7.07;
14.02
(d)	7.07
314(a)	13.05
(b)	11.05
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	11.05
(e)	14.05
(f)	N.A.
315 (a)	7.01
(b)	7.06;
14.02
(c)	7.01
(d)	7.01
(e)	6.11
316 (a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317 (a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318 (a)	14.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*  This Cross Reference Table is not part of the Indenture.

i

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

SCHEDULES

Schedule 1	GUARANTORS
Schedule 2	COMPARABLE YIELD

INDENTURE dated as of February 19, 2004, by and among Playtex Products, Inc., a Delaware corporation (the “Company”), the guarantors listed on Schedule 1 hereto (the “Guarantors”) and Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 8% Senior Secured Notes due 2011 (the “Notes”).

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means the form of the Notes initially sold to QIBs.

“2001 Refinancing Transactions” means:

(a) entering into the receivables facility in May 2001;

(b) entering into the credit agreement entered into in 2001 (the “Existing Credit Agreement”);

(c) the repayment of indebtedness made in 2001 with the proceeds of the Existing Credit Agreement, the receivables facility referred to above in clause (a), the 9 3/8% Senior Subordinated Notes due 2011 of the Company and the related transactions;

(d) the redemption of all the outstanding 8 7/8% Senior Notes due 2004 of the Company and the related satisfaction and discharge of such notes; and

(e) the redemption of all the outstanding 9% Senior Subordinated Notes due 2003 of the Company and the related satisfaction and discharge of such notes.

“Acquired Indebtedness” means Indebtedness of a Person:

(a) existing at the time such Person becomes a Restricted Subsidiary; or

(b) assumed in connection with the acquisition of assets from such Person,

in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary upon such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

“Additional First Lien Cap” means, as of any date, an amount equal to the Indebtedness outstanding under and, without duplication, the aggregate Credit-Linked Deposits made pursuant to, the Credit Agreement and/or the Indebtedness outstanding under any other Credit Facility in an aggregate principal amount not to exceed the sum of the amount provided by Section 4.09(b)(i), as of any date, plus the amount provided by Section 4.09(b)(xiv). For purposes of this definition, all letters of credit shall be valued at face amount, whether or not drawn.

“Additional First Lien Debt” means Indebtedness under any Credit Facility (other than the Credit Agreement) that is secured by a Lien that was permitted to be incurred under Section 4.12(a)(iv).

“Additional First Lien Documents” means any Credit Facility (other than the Credit Agreement) pursuant to which any Additional First Lien Debt is incurred and all other agreements governing, securing or relating to any Additional First Lien Obligations.

“Additional First Lien Obligations” means the Additional First Lien Debt and all other Obligations in respect of Additional First Lien Debt.

“Additional Lien Documents” means the Additional First Lien Documents and Additional Second Lien Documents.

“Additional Notes” means Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Additional Second Lien Debt” means any other Indebtedness (including Additional Notes) that (a) is permitted to be incurred by Section 4.09; and (b) is permitted to be secured by Liens under Section 4.12(a)(v); provided, in the case of each issue or series of Indebtedness:

(i) on or before the date on which such Indebtedness was incurred by the Company, such Indebtedness is designated by the Company, in an Officers’ Certificate delivered to each Second Lien Debt Representative and the Trustee on or before such date, as Additional Second Lien Debt for the purposes of Article 10 hereof;

(ii) such Indebtedness is governed by an indenture or other agreement that includes a Sharing Confirmation; and

(iii) all requirements set forth in Article 10 hereof as to the confirmation, grant or perfection of the Liens to secure such Indebtedness or Obligations in respect thereof are satisfied

(and the satisfaction of such requirements shall be conclusively established, for purposes of entitling the holders of such Indebtedness to share equally and ratably with the Holders of the Notes and other holders of Additional Second Lien Debt in the benefits and proceeds of the Liens on the Collateral, if the Company delivers to each Second Lien Debt Representative and the Trustee a notice stating that such requirements and other provisions have been satisfied and that such Indebtedness is Additional Second Lien Debt).

“Additional Second Lien Documents” means the agreements governing, securing or relating to any Additional Second Lien Obligations.

“Additional Second Lien Obligations” means Additional Second Lien Debt and all other Obligations in respect of Additional Second Lien Debt.

“Affiliate” of any specified Persons means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of more than 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction but not the grant of a pledge or security interest) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(a) any Capital Stock of any Subsidiary held by the Company or any Restricted Subsidiary;

(b) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries; or

(c) any other properties or assets (other than cash) of the Company or any Restricted Subsidiary, other than in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include:

(a) any transfer of properties or assets that is governed by the provisions of Article 5 hereof,

(b) any transfer of properties or assets from any Restricted Subsidiary to the Company in accordance with the terms of this Indenture,

(c) any transfer of properties or assets having a market value of less than $2.0 million (it being understood that if the market value of the properties or assets being transferred exceeds $2.0 million, the entire value and not just the portion in excess of $2.0 million, shall be deemed to have been the subject of an Asset Sale),

(d) any transfer of properties or assets to any Restricted Subsidiary,

(e) any transfer of properties or assets which are obsolete to the Company’s and its Restricted Subsidiaries’ businesses,

(f) any transfer of properties or assets from any Restricted Subsidiary to any other Restricted Subsidiary,

(g) any Restricted Payment or Permitted Investment permitted by the terms of this Indenture,

(h) the granting of Liens not prohibited by this Indenture,

(i) the disposition of cash or Temporary Cash Investments,

(j) sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of the Company or its Restricted Subsidiaries to the extent such license or grant does not prohibit the Company or any Restricted Subsidiary from using the intellectual property licensed, or require the Company or any Restricted Subsidiary to pay any fees for any such use, or

(k) assets sold pursuant to a Restructuring Sale if the proceeds of such sale are applied in accordance with Section 3.07 hereof.

“Asset Sales Proceeds Account” means one or more deposit accounts established and maintained by and in the name of the Company and under the control of the Credit Agreement Agent and the Trustee in accordance with Article 10 hereof for the purpose of holding any Net Cash Proceeds from the sale or other disposition of property or assets constituting Note First Lien Collateral in accordance with Section 4.10 hereof.

“Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means the Board of Directors of the Company, or any authorized committee of the Board of Directors.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” of any Person means any obligations of such Person and its Restricted Subsidiaries on a consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock.

“Cash Equivalents” means:

(a) United States dollars;

(b) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America of any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(c) certificates of deposit or acceptances with a maturity of 190 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million;

(d) commercial paper with a maturity of 180 days or less issued by a corporation or other Person that is not an Affiliate of the Company organized under the laws of any state of the United States or the District of Columbia and rated A-1 (or higher) according to S&P or P-1 (or higher) according to Moody’s or at least an equivalent rating category of another nationally recognized securities rating agency;

(e) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500.0 million; and

(f) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders or any of their Related Parties or a Permitted Group, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of all classes of Voting Stock of the Company;

(b) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction:

(i) where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company); or

(ii) where no “person” or “group” other than Permitted Holders or any of their Related Parties or a Permitted Group Beneficially Owns immediately after such transaction, directly or indirectly, more than 50% of the total outstanding Voting Stock of the surviving corporation; or

(c) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with Article 5 hereof.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property upon which a Lien is at any time granted to secure any Secured Obligation.

“Collective First Liens” means (a) any Lien securing First Lien Obligations if and insofar as such Lien is attached to property constituting Credit Agreement First Lien Collateral and (b) any Lien securing Second Lien Obligations if and insofar as such Lien is attached to property constituting Note First Lien Collateral.

“Collective Second Liens” means (a) any Lien securing First Lien Obligations if and insofar as such Lien is attached to property constituting Note First Lien Collateral and (b) any Lien securing Second

Lien Obligations if and insofar as such Lien is attached to property constituting Credit Agreement First Lien Collateral.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company” means Playtex Products, Inc., a Delaware corporation, or any successor thereto as permitted by Article 5 hereof.

“Consolidated Assets” means with respect to the Company, the total assets shown on the balance sheet of the Company and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, as of the end of the Company’s latest full fiscal quarter.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense, Consolidated Non-Cash Charges deducted in computing Consolidated Net Income (Loss) and the fees and expenses related to the Company’s strategic alternatives review announced in 2002, the Company’s operational reorganization begun in 2003 and the Company’s lawsuits against Procter & Gamble as described in the Offering Circular, in each case, for such period, of such Person and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any Person for any period, the ratio of:

(a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense, Consolidated Non-Cash Charges deducted in computing Consolidated Net Income (Loss) and the fees and expenses related to the Company’s strategic alternatives review announced in 2002, the Company’s operational reorganization begun in 2003 and the Company’s lawsuits against Procter & Gamble as described in the Offering Circular, in each case, for such period, of such Person and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, to

(b) the sum of Consolidated Interest Expense for such period and cash dividends paid on any Preferred Stock of such Person and non-cash dividends paid on Redeemable Capital Stock of such Person (other than dividends paid in Qualified Capital Stock) during such period, provided that:

(i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness and (1) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (2) which was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying, at the option of such Person, either the fixed or floating rate; and

(ii) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Income Tax Expense” means, for any period, as applied to any Person, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” of any Person means, without duplication, for any period, as applied to any Person, the sum of:

(a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, including, without limitation:

(i) amortization of debt discount and other deferred financing costs (but excluding the write off and amortization of deferred financing costs in connection with the Refinancing Transactions and the 2001 Refinancing Transactions);

(ii) the net cost under interest rate contracts (including amortization of discounts);

(iii) the interest portion of any deferred payment obligation; and

(iv) accrued interest, plus

(b)           (i) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period; and

(ii) all capitalized interest of such Person and its Restricted Subsidiaries,

in each case as determined in accordance with GAAP; provided that interest expense on the 15 1/2% Junior Subordinated Notes due 2003 shall be included in Consolidated Interest Expense only to the extent that such interest expense exceeds the amount of interest income that the Company earns on the 15% Debentures due 2003 of Playtex Apparel Partners, L.P.

“Consolidated Net Income (Loss)” of any Person means, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such consolidated net income (or loss), by excluding, without duplication:

(a) all extraordinary gains and losses and all charges associated with the Refinancing Transactions or the 2001 Refinancing Transactions;

(b) the portion of consolidated net income (or loss) of such Person and its Restricted Subsidiaries allocable to interests in Persons that are not Restricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;

(c) net income (or loss) of any Person combined with such Person or any of its Restricted Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination;

(d) aggregate net gains or losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business;

(e) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement (other than any restrictions permitted pursuant to Section 4.08(a)(iv)(e)), instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

(f) all interest income earned by the Company on the 15% Debentures due 2003 of Playtex Apparel Partners, L.P. unless such interest income (i) exceeds the interest expense owed by the Company to Playtex Apparel Partners, L.P. pursuant to the 15 1/2% Junior Subordinated Notes due 2003 and (ii) is actually paid to the Company in cash;

(g) all interest expense owed by the Company to Playtex Apparel Partners, L.P. on the 15 1/2% Junior Subordinated Notes due 2003 to the extent that such interest expense is offset by interest income on the 15% Debentures due 2003 of Playtex Apparel Partners, L.P.

(h) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued at any time following the date of this Indenture;

(i) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of such Person.

(j) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards;

(k) any amortization or write-offs of debt issuance or deferred financing costs and premiums and prepayment penalties, in each case, to the extent attributable to the Indebtedness being refinanced or incurred in connection with the Refinancing Transactions or the 2001 Refinancing Transactions; and

(l) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for purposes of calculating Consolidated Net Income under Section 4.07, Consolidated Net Income shall also be adjusted, to the extent included in calculating consolidated net income (or loss), by excluding Consolidated Non-Cash Charges to the extent the Restricted Payment is used to repurchase, redeem, defease, retire, refinance, acquire for value or pay principal of Subordinated Indebtedness.

“Consolidated Non-Cash Charges” of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Restricted Subsidiaries for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

“Core Collateral” shall mean any assets related to the Company’s tampon business.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Credit Agreement, dated as of the date of this Indenture, among the Company, the lenders thereto and General Electric Capital Corporation, as agent for the lenders and the credit parties party thereto from time to time, as further amended (including any amendment, restatement or restructuring thereof), supplemented, renewed, extended or otherwise modified, refunded, refinanced or replaced from time to time, including any agreement (and any related document or instrument) extending the maturity of, refunding, refinancing, increasing the amount available under or replacing such agreement or document (in whole or in part, and, without limitation, as to amount, terms, conditions, covenants and other provisions) or any successor or replacement agreement or document and whether by the same or any other agent, lender or group of lenders (including, without limitation, any agreements relating to debt securities or other forms of debt financing).

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Credit Agreement or any other representative of the Lenders then most recently designated by Lenders holding a majority of aggregate loans and commitments.

“Credit Agreement Obligations” means Indebtedness of the Company and Guarantors in an aggregate outstanding principal amount not exceeding the Maximum Credit Agreement Indebtedness Amount outstanding under the Credit Agreement, guarantees of such Maximum Credit Agreement Indebtedness Amount by the Guarantors and other Obligations of any Guarantors, not constituting the principal of Indebtedness, under the Credit Agreement, together with Credit-Linked Deposits made pursuant to the Credit Agreement.

“Credit Agreement First Lien Collateral” means (a) substantially all of the Company’s and each Guarantor’s property and assets, other than Note First Lien Collateral, including, without limitation: inventory, accounts, equipment (excluding motor vehicles), fixtures, chattel paper, contract rights (other than contract rights constituting Note First Lien Collateral), documents, instruments, deposit accounts, cash and cash equivalents, investment property, general intangibles (excluding Note First Lien Collateral), supporting obligations, letter of credit rights, commercial tort claims and all other personal property and owned real property and all substitutions, accessions, products and proceeds from any or all of the foregoing at any time owned or acquired by the Company or any other Guarantor, (b) all of the capital stock or other securities of Domestic Subsidiaries owned directly by the Company or a Guarantor, and (c) 65% of the voting and 100% of the non-voting stock of Foreign Subsidiaries owned directly by the Company or a Domestic Subsidiary, as more fully described in the Credit Agreement Security Documents.

“Credit Agreement Security Documents” means one or more security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, lock-box agreements or similar agreements to any of the foregoing or other grants or transfers for security executed and delivered by the Company or any other Obligor creating (or purporting to create) a Lien upon the property owned or to be acquired by the Company or such other Obligor in favor of the Administrative Agent for the benefit of the Lenders under the Credit Agreement and any other holder of Credit Agreement Obligations.

“Credit Bid Rights” means, in respect of any order relating to a sale of assets in any Insolvency or Liquidation Proceeding, that:

(a) such order grants the holders of Second Lien Obligations (individually and in any combination) or the holders of First Lien Obligations (individually and in any combination), as the case may be, the right to bid at the sale of such assets and the right to offset such holders’ claims secured by Liens securing First Lien Obligations, in the case of the Holders of Second Lien Obligations, or Liens securing Second Lien Obligations, in the case of the holders of First Lien Obligations, upon such assets against the purchase price of such assets if:

(i) the bid of such holders is the highest bid or otherwise determined by the court to be the best offer at the sale; and

(ii) the bid of such holders includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale to achieve the release, in whole, of all Liens securing First Lien Obligations or Second Lien

Obligations or the Discharge of Credit Agreement Indebtedness, as the case may be, and to satisfy all liens entitled to priority over the Collective First Liens that attach to the proceeds of the sale, if such amount were applied on the date of the sale to the payment in cash of:

(A) all unpaid First Lien Obligations or Second Lien Obligations (except Unasserted Contingent Obligations);

(B) all unpaid claims secured by any such liens entitled to priority over the Collective First Liens; and

(C) all claims and costs, including those incurred in connection with the sale by the Credit Agreement Agent, the Trustee, any Second Lien Debt Representative, any First Lien Debt Representative, the holders of Second Lien Obligations, the holders of First Lien Obligations, as the case may be, required by such order to be paid from the proceeds of the sale in priority over the Note Obligations or Credit Agreement Obligations, as the case may be, whether or not the order requires or permits such amount to be so applied; and

(b) such order allows the claims of the holders of First Lien Obligations or the holders of Second Lien Obligations, as the case may be, in such Insolvency or Liquidation Proceeding to the extent required for the grant of such rights.

“Credit Facilities” means one or more debt facilities or instruments (including the Credit Agreement) with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, including arrangements relating to the sale of debt securities or other forms of debt financing, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time.

“Credit-Linked Deposits” means the cash deposit made by the Lenders under the Credit Agreement and held by the Credit Agreement Agent which shall be made to reimburse drawings on certain letters of credit issued under the Credit Agreement.

“Custodian” means any receiver, Trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of any time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Deposit Account” shall have the meaning assigned to such term in the NYUCC.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Discharge of Credit Agreement Indebtedness” means termination of all commitments to extend credit under the Credit Agreement, payment in full in cash of the principal of and interest and premium (if any) on all Indebtedness outstanding under the Credit Agreement other than any undrawn letter of credit, discharge or cash collateralization (at 105% of the aggregate undrawn amount) of all letters of credit issued and outstanding under the Credit Agreement, and payment in full in cash of all other Credit Agreement Obligations (except Unasserted Contingent Obligations) that are unpaid at the time the Indebtedness outstanding under the Credit Agreement (other than any undrawn letter of credit) is paid in full in cash.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between the Holders of Notes and the holders of Additional Second Lien Obligations with respect to each outstanding Series of Additional Second Lien Debt, that such Liens or proceeds:

(a) shall be allocated and distributed first to the Trustee for account of the Holders of Notes and each Second Lien Debt Representative for each outstanding Series of Additional Second Lien Debt for account of the holders of such Series of Additional Second Lien Debt, ratably in proportion to the principal of and interest and premium (if any) outstanding on the Notes and each outstanding Series of Additional Second Lien Debt when the allocation or distribution is made, and thereafter

(b) shall be allocated and distributed (if any remain after payment in full of all of the principal of and interest and premium (if any) on all outstanding Notes and Additional Second Lien Debt) to the Trustee for account of the Holders of Notes and each Second Lien Debt Representative for each outstanding series of Additional Second Lien Debt, for account of the Holders of Notes and holders of any remaining Note Obligations and Additional Second Lien Obligations with respect to such outstanding Notes and Series of Additional Second Lien Debt, ratably in proportion to the aggregate unpaid amount of such remaining Note Obligations and Additional Second Lien Obligations due and demanded (with written notice to the applicable Second Lien Debt Representative and the Trustee) prior to the date such distribution is made.

“Equity Offering” means any sale of Qualified Capital Stock of a Person (a) to the public pursuant to an effective registration statement under the Securities Act or (b) in a private placement pursuant to an exemption from the registration requirements of the Securities Act.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Foreign Subsidiaries” means, at any time, any Foreign Subsidiary that is (or is treated as) for United States federal income tax purposes either (a) a corporation or (b) a pass-through entity owned directly or indirectly by another Foreign Subsidiary that is (or is treated as) a corporation.

“Excluded Perfection Assets” means any property or assets (other than any Core Collateral) in which a security interest cannot be perfected by the filing of a financing statement under the UCC of the relevant jurisdiction or, in the case of Capital Stock, the possession of certificates representing such Capital Stock; provided that such property or assets shall not have a Fair Market Value at any time exceeding $1.0 million (or, if such property or asset is a Deposit Account or Securities Account, $500,000) individually or $10.0 million in the aggregate and, to the extent that the Fair Market Value of any such property or asset shall exceed $1.0 million (or, if such property or asset is a Deposit Account or Securities Account, $500,000) individually, such property or asset shall cease to be an Excluded Perfection Asset and, to the extent that the Fair Market Value of such property or assets shall exceed $10.0 million in the aggregate at any time, such property or assets shall cease to be Excluded Perfection Assets to the extent of such excess Fair Market Value.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“First Lien Debt Representative” means in the case of any Additional First Lien Debt, the trustee, agent or representative of the holders of such Additional First Lien Debt and is appointed as a First Lien Debt Representative (for purposes related to the administration of the security documents) pursuant to any indenture, credit agreement or other agreement governing such Additional First Lien Debt.

“First Lien Obligations” means Credit Agreement Obligations and Additional First Lien Obligations.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of this Indenture.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, in the form of Exhibit A hereto issued in accordance with Sections 2.01, 2.06(a), 2.06(b)(iv), 2.06(d)(i), 2.06(d)(ii) or 2.06(f) hereof.

“Guarantee” means the guarantee by any Guarantor of the Indenture Obligations.

“Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness that has been guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement:

(a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness;

(b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss;

(c) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered);

(d) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor; or

(e) otherwise to assure a creditor against loss: provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantor” means any guarantor of the Notes.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount by the Notes sold to Institutional Accredited Investors.

“Indebtedness” means, with respect to any Person, without duplication:

(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

(b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

(d) all obligations under Interest Rate Agreements of such Person;

(e) all Capital Lease Obligations of such Person;

(f) all Indebtedness referred to in clauses (a) through (e) of this definition of “Indebtedness” of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;

(g) all Guaranteed Debt of such Person;

(h) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

(i) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Indebtedness of the types referred to in clauses (a) through (h) of this definition of “Indebtedness.”

For the purposes hereof, the maximum fixed repurchase price of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of such Person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indenture Obligations” means the obligations of the Company under this Indenture or under the Notes to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with this Indenture, the Notes and the performance of all other obligations to the Trustee and the Holders under this Indenture and the Notes, according to the terms thereof. If any Indebtedness has been satisfied or discharged or defeased (either by Defeasance or Covenant Defeasance), then such Indebtedness shall not be deemed to be outstanding for the purposes of this Indenture.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $460.0 million aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Purchasers” means Credit Suisse First Boston LLC and J.P. Morgan Securities Inc.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Insolvency or Liquidation Proceeding” means:

(a) any case commenced by or against the Company or any other Obligor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Obligor, any receivership or assignment for the benefit of creditors relating to the Company or any other Obligor or any similar case or proceeding relative to the Company or any other Obligor or its creditors, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Obligor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Obligor are determined and any payment or distribution is or may be made on account of such claims.

“Interest Payment Date” means March 1 and September 1.

“Interest Rate Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions, interest rate protection agreements (including, without limitation, interest rate swaps (whether from fixed to floating or from floating to fixed), caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

“Inventory” means all “inventory” as such term is defined in the NYUCC.

“Investment” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures, limited liability company interests or other securities issued or owned by, any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

 “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or the city in which the principal corporate trust office of the Trustee is located, or at a place of payment are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lenders” means, at any time, the parties to the Credit Agreement then holding (or committed to provide) loans, letters of credit, Credit-Linked Deposits or other extensions of credit that constitute (or when provided will constitute) Credit Agreement Obligations outstanding under the Credit Agreement.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law including any conditional sale or other title retention agreement, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Marketing Corporation” means Playtex Marketing Corporation, a Delaware corporation.

“Material Subsidiary” means each Restricted Subsidiary of the Company which:

(a) for the most recent fiscal year of the Company accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries; or

(b) at the end of such fiscal year, was the owner (beneficial or otherwise) of more than 10% of the Consolidated Assets of the Company and its Restricted Subsidiaries, all as shown on the Company’s consolidated financial statements for such fiscal year.

In addition, Marketing Corporation shall be deemed to be a “Material Subsidiary.”

“Maximum Credit Agreement Indebtedness Amount” means $225.0 million.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock, or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of:

(i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(ii) provisions for all taxes payable as a result of such Asset Sale;

(iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale;

(iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale; and

(v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officer’s certificate delivered to the Trustee; and

(b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, as referred to in Section 4.07 hereof, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Note Documents” means this Indenture, the Notes, the Guarantees and the Note Security Documents.

“Note First Lien Collateral” means registered and unregistered U.S. and foreign patents, trademarks, copyrights, applications therefor and licenses with respect thereto and trade names, trade secrets, service marks and know-how, manufacturing processes and formulas, wherever located, now owned or at any time hereafter acquired by the Company or any of the Guarantors, the Asset Sales Proceeds Account and proceeds and products from any of the foregoing, other than Credit Agreement First Lien Collateral and, solely with respect to Note First Lien Collateral securing Note Obligations and Additional Second Lien Obligations, Excluded Note Assets as fully described in the Note Security Documents.

“Note Obligations” means the Notes, the Guarantees and all other Obligations of any Obligor under the Note Documents.

“Note Security Documents” means one or more security agreements, pledge agreement, collateral assignments, mortgages, deeds of trust or other grants or transfers for security executed and delivered by the Company or any other Obligor creating (or purporting to create) a Lien upon the property owned or to be acquired by the Company or such other Obligor in favor of the Trustee for the benefit of the Holders of the Notes, the Guarantees and any other Obligations in respect of the Note Obligations.

“Notes” has the meaning assigned to it in the preamble to this Indenture.  The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“NYUCC” means the New York Uniform Commercial Code as in effect on the date of this Indenture.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawings have been made thereon), interest, (including any interest accruing at the then applicable rate provided in any applicable Additional First Lien Document, Additional Second Lien Document or Security Document after the maturity of the Indebtedness thereunder and any reimbursement obligations therein and interest accruing at the then applicable rate provided in any applicable Additional First Lien Document, Additional Second Lien Document or Security Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligor” means the Company and Person (if any) that at any time guarantees or provides collateral security or credit support for any Secured Obligations.

“Offering Circular” means the offering circular, dated February 4, 2004, relating to the Notes and the Guarantees.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person or any other officer designated by the Board of Directors.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company.  The officer must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements of Section 14.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05 hereof.  The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) and that includes any of the Permitted Holders described in clause (i) of the definition of “Permitted Holders;” provided that no single Person (other than the Permitted Holders and their Related Parties) Beneficially Owns more than 50% of the outstanding Voting Stock of the Company.

“Permitted Holders” means (i) HWH Capital Partners, L.P., HWH Valentine Partners, L.P., HWH Surplus Valentine Partners, L.P. or Haas Wheat & Partners Incorporated and any of their respective Affiliates; (ii) any officer or other member of management employed by the Company or any Subsidiary as of the date of this Indenture; (iii) BLUM Capital Partners, Richard C. Blum & Associates, Inc., and RCBA GP, L.L.C.; (iv) Stinson Capital Partners, L.P., Stinson Capital Partners II, L.P., Stinson Capital Partners III, BK Capital Partners IV, L.P., RCBA-Playtex, L.P. and RCBA Strategic Partners, L.P., in each case, for so long as BLUM Capital Partners serves as the general partner of such partnership; (v) The Carpenters Pension Trust for Southern California, The Common Fund for its Multi-Strategy and Value Opportunity Funds, The United Brotherhood of Carpenters Pension Plan, and Stinson Capital Fund (Cayman), Ltd., in each case, for so long as BLUM Capital Partners has voting and investment discretion over such investment advisory account; (vi) Robert B. Haas, Douglas D. Wheat and Richard C. Blum; (vii) family members or relatives of the persons described in clauses (i), (ii), (iii), (iv) and (vi); (viii) any trusts created for the benefit of the persons described in clauses (i), (ii), (iii), (iv), (vi) and (vii); (ix)  in the event of the death or incompetence of an individual described in clauses (i), (ii), (iii), (iv), (vi) or (vii), such person’s estate, executor, administrator, committee or other personal representatives or beneficiaries; and (x) upon a distribution by a partnership described in clause (i), (iii) or (iv) of all or any of the stock of the Company, the limited partners of such partnership.

“Permitted Investment” means:

(a) Investments in the Company or in any Restricted Subsidiary or Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary,

(b) Investments in the Notes;

(c) Indebtedness owing to the Company or a Restricted Subsidiary under Section 4.09(b)(v) hereof;

(d) Temporary Cash Investments;

(e) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under Section 4.10 to the extent such Investments are non-cash consideration as permitted under Section 4.10;

(f) Investments in existence on the date of this Indenture;

(g) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(h) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(i) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary not to exceed $2.5 million at any one time outstanding;

(j) stock obligations, or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(k) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(l) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary; and

(m) in addition to the Investments described in clauses (a) through (l) of this definition of “Permitted Investments,” Investments in any Unrestricted Subsidiary or in any joint venture or other entity in an amount not to exceed $35.0 million in the aggregate at any one time outstanding (with each such Investment being valued as of the date made and without regard to subsequent changes in value).

“Permitted Prior Liens” means (a) Liens described in clauses (i), (ii), (iii), (iv) and (vii) of the definition of Permitted Liens in Section 4.12 hereof and (b) Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the Security Documents.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

“Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Proceeds” means “proceeds” as such term is defined in the NYUCC.

“Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of the Company or its Restricted Subsidiaries, and any additions and accessions thereto, which are purchased by the Company or any Restricted Subsidiary at any time after the Notes are issued; provided that:

(a) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a “Purchase Money Security Agreement”) shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom;

(b) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and any applicable sales or other transfer taxes; and

(c) (i) the aggregate outstanding principal amount of indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company or any Restricted Subsidiary of the assets subject thereto (including expenses and any applicable sales or other transfer taxes); or

(ii) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agencies” means, at any time, S&P and Moody’s, and any successor to each such Person’s business of rating securities, which is then providing a rating for the Notes.

“Rating Agency Confirmation” means, with respect to any proposed Change of Control, that both of the Rating Agencies which are then providing a rating for the Notes shall have unconditionally confirmed in writing that the contemplated Change of Control will not result in a downgrade, withdrawal or qualification of the then current rating given to the Notes by such Rating Agency; provided, that the Notes will not be rated below BB or Ba2 (or any equivalent or successor ratings), as applicable, by such Rating Agency.

“Record Date” means February 15 and August 15.

“Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof; provided, however, that any Capital Stock that would not constitute Redeemable Capital Stock but for the provisions thereof giving the holders the right to require such Person to redeem or repurchase such Capital Stock upon the occurrence of an asset sale or change of control shall not be deemed to be Redeemable Capital Stock.

“Refinancing Transactions” means:

(a) entering into the Credit Agreement and the application of the proceeds therefrom; and

(b) the issuance of the Notes and the application of the proceeds therefrom

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of February 19, 2004, among the Company, the Guarantors and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Company, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Related Party” means:

(a) any controlling stockholder, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 50% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a); or

(c) any corporation or other entity owned by the former stockholders of the Company that is created solely for the purpose of creating a holding company whose only significant asset is 100% of the Capital Stock of the Company.

“Required Lenders” means, at any time in respect of any action or matter, (a) holders of the principal amount of the Indebtedness (or commitments) under the Credit Agreement then outstanding whose consent to such action or matter is required pursuant to the terms of the Credit Agreement in order to bind all holders of such Indebtedness (or commitments) to such action or matter or (b) the Credit Agreement Agent acting upon the authorization or consent of the holders referred to in clause (a).

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Restructuring Sale” means a sale of any assets (excluding those related to the Company’s tampon business) sold as part of the Company’s strategic review as described in the Offering Circular which yields Net Cash Proceeds of at least $25.0 million.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale of Note First Lien Collateral” means any Asset Sale involving a sale or other disposition of Note First Lien Collateral.

“Second Lien Debt Representative” means in the case of any other Series of Additional Second Lien Debt, the trustee, agent or representative of the holders of such Series of Additional Second Lien Debt who maintains the transfer register for such Series of Additional Second Lien Debt and is appointed as a Second Lien Debt Representative (for purposes related to the administration of the security documents) pursuant to any indenture, credit agreement or other agreement governing such Series of Additional Second Lien Debt.

“Second Lien Obligations” means Note Obligations and Additional Second Lien Obligations.

“Secured Debt” means the Notes, Indebtedness outstanding under the Credit Agreement, Additional First Lien Debt and Additional Second Lien Debt.

“Secured Leverage Ratio” means, on any date, the ratio of:

(a) the aggregate principal amount of Secured Debt outstanding on such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) to

(b) the aggregate amount of the Company’s Consolidated Cash Flow for the most recent four-quarter period for which financial information is available.

In addition, for purposes of calculating the Secured Leverage Ratio:

(a) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or acquisitions of assets, or any Person or any of its Restricted Subsidiaries acquired by merger, consolidation or the acquisition of all or substantially all of its assets by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made (the “Leverage Calculation Date”) will be given pro forma effect (including acquisition-related cost savings that have been realized or that the Company’s chief financial officer reasonably believes will be realized) as if they had occurred on the first day of the four-quarter reference period;

(b) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Calculation Date, will be excluded;

(c) any Person that is a Restricted Subsidiary on the Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(d) any Person that is not a Restricted Subsidiary on the Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(e) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Interest Rate Agreements applicable to such Indebtedness if such Interest Rate Agreements has a remaining term as at the Calculation Date in excess of 12 months).

“Secured Obligations” means the Note Obligations, the Credit Agreement Obligations, Additional Second Lien Obligations and Additional First Lien Obligations.

“Securities Account” shall have the meaning assigned to such term in the NYUCC.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Note Security Documents, the Credit Agreement Security Documents, and any security documents in respect of any Additional First Lien Debt or Additional Second Lien Debt.

“Series of Additional Second Lien Debt” means each issue or series of Additional Second Lien Debt for which a single transfer register is maintained.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Sharing Confirmation” means, as to any Series of Additional Second Lien Debt, the written agreement of the holders of such Series of Second Lien Debt, as set forth in the indenture or agreement governing such Series of Additional Second Lien Debt, for the enforceable benefit of all Holders of Notes and each other existing and future Series of Additional Second Lien Debt and the Trustee and each existing and future Second Lien Debt Representative, that all Additional Second Lien Obligations shall be and are secured equally and ratably by all Liens at any time granted by the Company or any other Obligor to secure any Obligations in respect of such Series of Additional Second Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens shall be enforceable by the Trustee for the benefit of the Holders of the Notes and all holders of Additional Second Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Additional Second Lien Debt are bound by Article 10 hereof relating to the order of application of proceeds from enforcement of the Liens upon the Collateral, and consent to and direct the Trustee to perform its obligations under Article 10 hereof.

“Stated Maturity” when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company subordinated in right of payment to the Notes.

“Subsidiary” means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor thereto.

“Temporary Cash Investments” means:

(a) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America;

(b) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, the Trustee or a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500.0 million, whose debt has a rating, at the time as of which any investment therein is made, of “P-l” (or higher) according to Moody’s or any successor rating agency or “A-l” (or higher) according to S&P or any successor rating agency;

(c) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation or Person organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-l” (or higher) according to S&P; and

(d) any money market deposit accounts issued or offered by the Trustee or a domestic commercial bank having capital and surplus in excess of $500.0 million.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means Wells Fargo Bank Minnesota, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction as in effect on the date of this Indenture.

“Unasserted Contingent Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (a) the principal of or premiums (if any) on, and fees relating to, any Indebtedness and (b) contingent reimbursement obligations in respect of amounts that may be drawn under letters of credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice of indemnification has been issued by the indemnitee) at such time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend

“Unrestricted Global Note” means a permanent global Note in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary that would but for this definition of “Unrestricted Subsidiary” be a Restricted Subsidiary as to which all of the following conditions apply:

(a) neither the Company nor any of its other Restricted Subsidiaries provides credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) other than Permitted Investments and Restricted Payments permitted hereunder;

(b) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness;

(c) neither the Company nor any of its Restricted Subsidiaries has made an Investment in such Subsidiary unless such Investment was permitted by Section 4.07 hereof; and

(d) the Board of Directors of the Company, as provided below, shall have designated such Subsidiary (including any newly formed or acquired Subsidiary) to be an Unrestricted Subsidiary; provided that after giving effect to such designation, such Unrestricted Subsidiary does not own, directly or indirectly, any Capital Stock of any other Restricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:

(a) immediately after giving pro forma effect to such designation, (i) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under Section 4.09 hereof or (ii) the Consolidated Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be no less than that of the Company and its Restricted Subsidiaries immediately before giving effect to such designation;

(b) all Indebtedness of such Unrestricted Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Restricted Subsidiary; and

(c) the redesignation would not cause an Event of Default.

Any Subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary for purposes of this Indenture.

“Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary:

(a) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to such Indebtedness) except to the extent of any Permitted Investment and Restricted Payments permitted hereunder;

(b) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity other than under the terms of any Indebtedness existing on the date of this Indenture; and

(c) as to which lenders have been notified in writing that they will not have any recourse to the assets of the Company or the stock or assets of any of its Restricted Subsidiaries, except to the extent of any Permitted Investment and Restricted Payments permitted hereunder.

“U.S. Government Obligations” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation or other entity (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Section 1.02 Other Definitions.

Term	Defined in Section

“Applicable Premium”	3.07
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Defeasance”	8.02
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Mortgages”	4.20
“Offer Amount”	3.09
“Offer Period”	3.09
“Participating Broker Dealer”	2.06
“Paying Agent”	2.03
“Permitted Indebtedness”	4.09
“Permitted Payments”	4.07
“Purchase Date”	3.09
“Registrar”	2.03
“Required Filing Dates”	4.03
“Restricted Payments”	4.07
“Surviving Entity”	5.01

Section 1.03 Incorporation of TIA Provisions.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“Indenture securities” means the Notes;

“Indenture security Holder” means a Holder of a Note;

“Indenture to be qualified” means this Indenture;

“Indenture Trustee” or “institutional Trustee” means the Trustee; and

“obligor” on the Notes and the Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by Commission rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1)  a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)  “or” is not exclusive;

(4)  words in the singular include the plural, and in the plural include the singular;

(5)  “will” shall be interpreted to express a command;

(6)  provisions apply to successive events and transactions; and

(7)  references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time.

ARTICLE 2
THE NOTES

Section 2.01 Form and Dating.

(a) General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $1,000 and integral multiples of $1,000.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Clearstream Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

(d) CUSIP Numbers.  The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.

Section 2.02 Execution and Authentication.

One Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Company signed by one Officer (an “Authentication Order”), authenticate Notes for original issue up to the aggregate principal amount stated in paragraph 4 of the Notes, plus Additional Notes issued pursuant to this Section 2.02 and Section 4.09 hereof.  The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Liquidated Damages, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act § 312(a).  If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes will be exchanged by the Company for Definitive Notes if (i) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company, (ii)  the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) there has occurred and is continuing a Default or Event of Default.  Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except as provided in this Section 2.06.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section

2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon consummation of an Exchange Offer by the Company in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer (as defined in the Registration Rights Agreement) pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note and, in all other cases, the IAI Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer.  Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Company, and accepted for exchange in the Exchange Offer and (ii) Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer.  Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Definitive Notes in the appropriate principal amount.

(g) Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (IV) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3)

OR (7) OF REGULATION D UNDER THE SECURITIES ACT (AN “IAI”) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (V) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.”

(h) Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of 15 Business Days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest and Liquidated Damages, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Each Holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities laws.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under any applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall, as soon as practicable upon receipt of the written order of the Company signed by an Officer of the Company, authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes according to its standard operating procedures (subject to the record retention requirement of the Exchange Act).  Certification of the destruction or disposition of all cancelled Notes shall be delivered to the Company.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special Record Date shall be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 Tax Treatment.

(a) The parties hereto agree, and each Holder and each beneficial owner of a Note or a beneficial interest in a Note by its purchase or acceptance thereof shall be deemed to agree, (i) to treat, for United States federal income tax purposes, the Notes as debt instruments that are subject to Treasury Regulation Section 1.1275-4(b); (ii) to accrue interest with respect to outstanding Notes as original issue discount for United States federal income tax purposes according to the “noncontingent bond method,” set forth in Section 1.1275-4(b) of the Treasury Regulations, using the comparable yield set forth in Schedule 2 to this Indenture compounded semiannually and the projected payment schedule attached as Schedule 2 to this Indenture; and (iii) to treat, for United States federal income tax purposes, the possibility that the Company will pay amounts in excess of stated interest or principal with respect to the Notes (other than amounts paid in connection with a Change of Control Redemption or Restructuring Sale Redemption) as a contingency that is “remote” or “incidental” within the meaning of Treasury Regulation Section 1.1275-2(h).

(b) The Company acknowledges and agrees, and each Holder and each beneficial owner of a Note or a beneficial interest in a Note by its purchase or acceptance thereof shall be deemed to agree, that (i) the comparable yield means the annual yield the Company would pay, as of the date of this Indenture for United States federal income tax purposes, on a noncontingent, fixed-rate debt instrument with terms and conditions otherwise similar to those of the Notes; (ii) the schedule of projected payments is not determined for any purpose other than for the determination of interest accruals and adjustments thereof in respect of the Notes for United States federal income tax purposes under Treasury Regulation Section 1.1275-4(b); and (iii) the comparable yield and the schedule of projected payments do not constitute a projection or representation regarding the amounts payable on the Notes.

(c) The Company shall provide to each Holder and each beneficial owner of a Note or a beneficial interest in a Note, upon the written request of such Holder or beneficial owner of a Note or beneficial interest in a Note, the projected payment schedule.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 45 days but not more than 90 days before a redemption date, an Officer’s Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000 and no Notes of less than $1,000 can be redeemed in part.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that notice of redemption may be mailed more than 60 days prior to the redemption date if such notice is issued in connection with a Defeasance of the Notes, a satisfaction and discharge of the Notes or an optional redemption of the Notes made in accordance with Section 3.07 hereof (other than Section 3.07(b) hereof).

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) the CUSIP number; if any;

(d) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(e) the name and address of the Paying Agent;

(f) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(g) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(h) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(i) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least seven days prior to the date on which a notice of redemption is to be sent (or such shorter period reasonably acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption Price.

On or prior to 11.00 a.m., New York City time, on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date.  The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest and Liquidated Damages, if any, not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time prior to March 1, 2007, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 100.000% of the principal amount of Notes redeemed plus the Applicable Premium (as defined in Section 3.07(b) hereof), plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings (“Equity Offering Redemption”) or Restructuring Sales (“Restructuring Sale Redemption”); provided that:

(i) at least 65% of the aggregate principal amount of Notes issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering or Restructuring Sale.

(b) At any time prior to March 1, 2007, the Company may also redeem the Notes, in whole but not in part, upon the occurrence of a Change of Control (“Change of Control Redemption”), upon not less than 30 nor more than 60 days’ prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) at a redemption price of 100.000% of the principal amount of Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date.

“Applicable Premium” means (i) with respect to an Equity Offering Redemption, 8% of the principal amount of the Notes redeemed and (ii) with respect to a Restructuring Sale Redemption or a Change of Control Redemption, the percentage (expressed as percentages of principal amount of Notes redeemed) set forth below if redeemed during the twelve-month period prior to March 1 of the years indicated below:

Year	Percentage
2005	12.000%
2006	10.000%
2007	8.000%

(c) On or after March 1, 2008, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 90 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Percentage
2008	104.000%
2009	102.000%
2010 and thereafter	100.000%

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

The Notes shall be purchased by the Company, at the option of the Holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to Holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all Notes tendered.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.09 or Section 4.10 hereof, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.09 or Section 4.10 hereof by virtue of such conflict.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset Sale Offer shall be made to all Holders.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrete or accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.  The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4
COVENANTS

Section 4.01 Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Interest on the Notes will accrue at the rate of 8% per year.  Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, (i) holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due and (ii) is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture or the Notes.  The Company shall pay all Liquidated Damages, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; and shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act or by the Commission, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event within 15 days of each Required Filing Date:

(a)           transmit, or instruct the Trustee on behalf of and at the expense of the Company to transmit, all such reports and other documents by mail to all Holders of Notes, as their names and addresses appear in the security register, without cost to such Holders of Notes;

(b)           file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company was subject to such Sections; provided, however that delivery of such reports, information and other documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates); and

(c)           if filing such documents by the Company with the Commission is not permitted under the Exchange Act or by the Commission, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective purchaser of Notes at the Company’s cost.

In addition, the Company has agreed that, prior to the consummation of the Exchange Offer and for so long as any Notes remain outstanding, if (i) the Commission does not accept the filings provided for in this Section or (ii) such filings provided for in this Section do not contain the information required to be delivered upon request pursuant to Rule 144A(d)(4) under the Securities Act, the Company shall furnish to the Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year have been made under the supervision of the signing Officers with a view to determining whether the Company have kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or propose to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest or Liquidated Damages, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered to the Trustee pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Company’s independent public accountants (which shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment would not have a material adverse effect on the business, financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants that (to the extent permitted by law) it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company hereby expressly waives (to the extent permitted by law) all benefit or advantage of any such law, and covenants that (to the extent permitted by law) it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments.

(a) The Company shall not and shall not permit any Restricted Subsidiary to, directly or indirectly:

(i) declare or pay any dividend on, or make any distribution in respect of, the Company’s Capital Stock (other than dividends or distributions payable in shares of the Company’s Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock);

(ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly:

(A) any Capital Stock of the Company; or

(B) any Capital Stock of any Restricted Subsidiary of the Company held by any Affiliate of the Company (other than any Permitted Investments); or

(C) options, warrants or other rights to acquire any such Capital Stock;

(iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value any Subordinated Indebtedness prior to any scheduled principal payment, any sinking fund payment, or any payment at final maturity;

(iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than with respect to any Capital Stock held by the Company or any of its Restricted Subsidiaries or with respect to Capital Stock held by any other Person made on a pro rata basis consistent with the ownership interests in such Capital Stock to the owners of such Capital Stock); or

(v) make any Investment in any Person (other than any Permitted Investments),

(any of the payments described in clauses (i) through (v) above, other than any such action that is a Permitted Payment, being referred to, collectively, herein as “Restricted Payments”) unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution):

(i) no Default or Event of Default shall have occurred and be continuing;

(ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under Section 4.09(a) hereof; and

(iii) the aggregate amount of all such Restricted Payments declared or made after the date of this Indenture does not exceed the sum, without duplication, of:

(A) $10.0 million;

(B) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company’s fiscal quarter commencing after the date of this Indenture and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

(C) the aggregate Net Cash Proceeds and 100% of the Fair Market Value of property other than cash to the extent that such property is converted into cash by the Company within 180 days of receipt thereof, subject to ordinary settlement periods, received after the date of this Indenture by the Company from the issuance or sale (other than to any of its Subsidiaries) of its Qualified Capital Stock or any option, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below);

(D) the aggregate Net Cash Proceeds received after the date of this Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options or warrants to purchase Qualified Capital Stock of the Company;

(E) the aggregate Net Cash Proceeds received before or after the date of this Indenture by the Company from the sale of debt securities or Redeemable Capital Stock that has been converted after the date of this Indenture into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities or Redeemable Capital Stock were originally sold for cash plus the aggregate Net Cash Proceeds received by the Company at the time of such conversion or exchange;

(F) if any Unrestricted Subsidiary (I) is redesignated as a Restricted Subsidiary, the Fair Market Value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (II) pays any cash dividends or cash distributions to the Company or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after the date of this Indenture; and

(G) the aggregate amount returned to the extent that any Restricted Investment is sold for cash or otherwise liquidated or repaid for cash (less the cost of disposition, if any).

(b) Notwithstanding Section 4.07(a), and in the case of clauses (ii), (iii) and (iv) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (which are, collectively, referred to as “Permitted Payments”):

(i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of Section 4.07(a) and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by Section 4.07(a);

(ii) the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege where in connection therewith cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of, a substantially concurrent issue and sale for cash (other than to a Subsidiary) of other Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from Section 4.07(a)(iii)(C);

(iii) any repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the net proceeds of a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of, any Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such Qualified Capital Stock are excluded from Section 4.07(a)(iii)(C); and

(iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a “refinancing”) through the issuance of new Subordinated Indebtedness of the Company; provided that any such new Subordinated Indebtedness:

(A) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such old Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing;

(B) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Indebtedness being refinanced;

(C) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Indebtedness being refinanced; and

(D) is expressly subordinated in right of payment to the Notes at least to the same extent as the Indebtedness to be refinanced;

(v) the repurchase of shares of, or options to purchase shares of, common stock of the Company from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such Restricted Payments shall not exceed $1.5 million in any calendar year (and, to the extent that $1.5 million exceeds the amount of such Restricted Payments made in any calendar year, such excess from such calendar year may be carried forward to the next calendar year, but not to exceed $2.5 million in any calendar year);

(vi) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(vii) payments of dividends on Redeemable Capital Stock issued pursuant to Section 4.09 hereof; and

(viii) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of 9 3/8% Senior Subordinated Notes due 2011 in an aggregate principal amount not to exceed $10.0 million plus 25% of the Company’s Consolidated Cash Flow from the date of this Indenture; provided that (i) such repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal does not exceed $10.0 million in any calendar year and (ii) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under of Section 4.09 hereof (other than Permitted Indebtedness).

(c) In determining whether any payment is permitted by this Section 4.07, the Company may allocate or reallocate, among clauses (i) through (viii) of Section 4.07(b) hereof or among such clauses and Section 4.07(a) hereof, all or any portion of such payment and all or any portion of any payment previously allocated; provided that, after giving effect to such allocation or reallocation, all such payments (or allocated portions of such payments) would be permitted under the various provisions of this Section 4.07.

(d) If the Company makes a Restricted Payment, Permitted Payment or Permitted Investment that, at the time of the making of such Restricted Payment, Permitted Payment or Permitted Investment, would in the good faith determination of the Company be permitted under the requirements of this Section 4.07, such Restricted Payment, Permitted Payment or Permitted Investment will be deemed to have been made in compliance with this Section 4.07 notwithstanding any subsequent adjustments or restatements made in good faith to the Company’s financial statements for any period which adjustments or restatements affect any of the financial data used to make the calculations with respect to such Restricted Payment, Permitted Payment or Permitted Investment.

Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distribution on its Capital Stock to the Company or any other Restricted Subsidiary;

(ii) pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(iii) make any Investment in the Company; or

(iv) transfer any of its properties or assets to the Company or any Restricted Subsidiary, except:

(a) any encumbrance or restriction pursuant to the Credit Agreement and any related security agreement in each case as in effect on the date of this Indenture or any other agreement in effect on the date of this Indenture or any agreement evidencing a refinancing of the

Credit Agreement or containing terms no more restrictive than those in effect on the date of this Indenture;

(b) any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of this Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(c) customary provisions restricting assignment of contracts or subletting, licensing or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

(d) restrictions contained in any agreement relating to the sale of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that are only applicable to the Restricted Subsidiary whose Capital Stock or assets are being sold;

(e) any encumbrance or restriction contained in a working capital facility permitted to be incurred pursuant to Section 4.09(b)(xi) provided that the Company’s chief financial officer determines in good faith that such restrictions will not materially adversely affect the Company’s ability to make payments of interest and principal on the Notes when due; and

(f) any encumbrance or restriction existing under any agreement that amends, restates, modifies, renews, refunds, replaces or refinances, in whole or in part, any of the encumbrances or restrictions described in the foregoing clauses (a) and (b), provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the Holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so amended, restated, modified, renewed, refunded, replaced or refinanced.

Section 4.09 Limitation on Indebtedness.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, issue, assume, guarantee, or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise incur (collectively, “incur”) any Indebtedness (including any Acquired Indebtedness but excluding any Permitted Indebtedness) except for:

(i) Indebtedness of the Company or any Guarantor; or

(ii) Indebtedness of any other Restricted Subsidiary constituting Acquired Indebtedness;

provided that, in each case, the Consolidated Fixed Charge Coverage Ratio for the Company for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness taken as one period would have been at least 2.0 to 1.0 (calculated after giving pro forma effect to:

(i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period;

(ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period);

(iii) in the case of Acquired Indebtedness, the related acquisition (as if such acquisition had been consummated on the first day of such four-quarter period); and

(iv) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale, or asset purchase or sale and any related repayment of Indebtedness, in each case since the first day of such four-quarter period, as if such acquisition or disposition had been consummated on the first day of such four-quarter period and giving effect only to those acquisition-related cost savings that have been realized or that the Company’s chief financial officer reasonably believes will be realized).

The accrual or accretion of interest or dividends and the payment of interest or dividends in kind shall not be deemed to be an incurrence of Indebtedness.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(i) Indebtedness of the Company or any Guarantor under one or more Credit Facilities in an aggregate principal amount under this clause (i) at any one time outstanding not to exceed $175.0 million less the amount applied to repay term loans under Credit Facilities since the date of this Indenture with the Net Cash Proceeds of Asset Sales and less any commitment reductions with respect to revolving loans under Credit Facilities since the date of this Indenture as a result of repayments with the Net Cash Proceeds of Asset Sales;

(ii) guarantees or co-issuances by the Company or any Guarantor of any Indebtedness otherwise permitted to be incurred by this Indenture;

(iii) Indebtedness of the Company pursuant to the Notes to be issued on the date of this Indenture and the Exchange Notes to be issued pursuant to the Registration Rights Agreement and Indebtedness of any Guarantor pursuant to a Guarantee of any such Notes;

(iv) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of this Indenture;

(v) Indebtedness:

(A) of the Company owing to a Restricted Subsidiary; or

(B) of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

provided that any such Indebtedness of the Company owing to a Restricted Subsidiary, is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company’s obligations under the Notes. Notwithstanding the foregoing, any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (v) and any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by the Company or such other Restricted Subsidiary that is not permitted by this clause (v);

(vi) obligations of the Company or any Restricted Subsidiary pursuant to Interest Rate Agreements in respect of Indebtedness of the Company or any of its Restricted Subsidiaries, which obligations do not exceed the aggregate principal amount of such Indebtedness;

(vii) trade and standby letters of credit, performance, bid and surety bonds, completion guarantees, bankers’ acceptances and short-term overdraft facilities issued for the account of the Company or any Restricted Subsidiary of the Company in the ordinary course of its business (excluding letters of credit described in clauses (viii) and (ix) below);

(viii) letters of credit of up to $15.0 million in the aggregate at any time outstanding issued for the account of the Company or any Restricted Subsidiary of the Company for any purpose other than in the ordinary course of business;

(ix) letters of credit issued for the account of the Company or any of its Restricted Subsidiaries in support of workers compensation claims, self-insurance obligations and in support of Indebtedness under industrial revenue bonds, to the extent that such obligations or such Indebtedness are recorded on the balance sheet of the Company or any of its Restricted Subsidiaries;

(x) Capital Lease Obligations, industrial revenue bonds and Purchase Money Obligations of the Company or any Restricted Subsidiary, not to exceed $25.0 million in the aggregate at any time outstanding (and any refinancings thereof);

(xi) Indebtedness of the Company or any Restricted Subsidiary that is not a Domestic Subsidiary incurred to fund the working capital requirements of that Subsidiary in an amount not to exceed $25.0 million in the aggregate at any time outstanding;

(xii) any renewals, extensions, substitutions, refundings, refinancing or replacements (collectively, a “refinancing”) of any Acquired Indebtedness, Indebtedness incurred pursuant to Section 4.09(a) or pursuant to clauses (iii) or (iv) of this Section 4.09(b) including any successive refinancings so long as

(A) such refinancing does not increase the aggregate principal amount of Indebtedness represented thereby plus:

(i) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, and

(ii) the amount of the expenses of the Company reasonably estimated to be incurred in connection with such refinancing, and

(B) in the case of Additional Second Lien Debt or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

(xiii) Indebtedness consisting of indemnification, adjustment of purchase price, earn-out or similar obligations, in each case incurred in connection with the acquisition or disposition of any assets, including Capital Stock or divisions or lines of business, of the Company or any Restricted Subsidiary; and

(xiv) Indebtedness of the Company or any Restricted Subsidiary in addition to that described in clauses (i) through (xiii) of this Section 4.09(b) in an aggregate principal amount outstanding at any given time not to exceed $50.0 million, which amount, notwithstanding clause (i) of this Section 4.09(b), may be incurred under the Credit Agreement.

(c) In the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xiv) of Section 4.09(b), or would be permitted to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to classify such item of Indebtedness, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09 hereof. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued and authenticated under this Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of Section 4.09(b).

Section 4.10 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(i) at least 75% of the proceeds from such Asset Sale are received in cash; provided, however, that the amount of (A) any Indebtedness (other than Subordinated Indebtedness) of the Company or any Guarantor (or any Indebtedness of a Restricted Subsidiary that is not a Guarantor) that is assumed by the transferee of any asset in connection with any Asset Sale and (B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee or purchaser that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 60 days after receipt (to the extent of any cash or Cash Equivalents received in that conversion), shall be deemed to be cash for purposes of this provision; and

(ii) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold (as determined by the Board of Directors of the Company and evidenced by a board resolution for Asset Sales in excess of $15.0 million).

(b) Notwithstanding the foregoing, Section 4.10(a) shall not apply to the making of any Permitted Investment pursuant to the definition of “Permitted Investment” or any Restricted Payment under Section 4.07 hereof.

(c) If the Net Cash Proceeds from an Asset Sale are equal to or exceed $100.0 million, the Company (or the Restricted Subsidiary that owned those assets, as the case may be) will be required to deliver, concurrently with the closing of such Asset Sale, a report to the Trustee from an independent nationally recognized investment banking firm or firm experienced in the appraisal or similar review of similar types of transactions, certifying the Fair Market Value of the Note First Lien Collateral and/or other property and assets sold in such Asset Sale.

After the receipt of any Net Cash Proceeds from an Asset Sale:

(i) with respect to the Net Cash Proceeds derived from Note First Lien Collateral in the Asset Sale that do not exceed $100.0 million and the Net Cash Proceeds that are not derived from Note First Lien Collateral in the Asset Sale, the Company (or the Restricted Subsidiary that owned those assets, as the case may be) will be required to apply such Net Cash Proceeds within 12 months after the receipt of any such Net Cash Proceeds to:

(A) repay, redeem, repurchase or otherwise retire Indebtedness (or permanently reduce commitments, as the case may be) outstanding under the Credit Agreement Obligations, the Additional First Lien Obligations, the Additional Second Lien Obligations or the Note Obligations, or

(B) purchase additional properties or assets that will be used in the businesses of the Company or its Restricted Subsidiaries or in businesses reasonably related thereto which for purposes of this Indenture shall include any consumer products business; and

(ii) with respect to the Net Cash Proceeds derived from Note First Lien Collateral in the Asset Sale that are equal to or exceed $100.0 million:

(A) the Company (or the Restricted Subsidiary that owned those assets, as the case may be) will be required to upon receipt of such Net Cash Proceeds, deposit such Net Cash Proceeds as cash collateral in an Asset Sales Proceeds Account, and

(B) such Net Cash Proceeds will immediately constitute Excess Proceeds (to the extent that the Company has not exercised its rights under Section 3.07 hereof to use such Net Cash Proceeds to redeem Notes).

The amount of such Net Cash Proceeds not applied as described in clause (i) of this Section 4.10(c) and the amount of Net Cash Proceeds deposited into the Asset Sales Proceeds Account shall constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals $25.0 million or more, the Company shall apply the Excess Proceeds to the repayment of the Notes and any other Additional Second Lien Debt required to be repurchased under the instrument governing such Additional Second Lien Debt as follows:

(y) the Company shall make an offer to purchase (an “Offer”) from all Holders of the Notes in accordance with the procedures set forth in this Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Additional Second Lien Debt (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered); and

(z) to the extent required by such Additional Second Lien Debt to permanently reduce the principal amount of such Additional Second Lien Debt, the Company shall make an offer to purchase or otherwise repay or repurchase or redeem Additional Second Lien Debt (a “Additional Second Lien Debt Offer”) in an amount (the “Additional Second Lien Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event shall the Additional Second Lien Debt Amount exceed the principal amount of such Additional Second Lien Debt plus the amount of any premium required to be paid to repurchase such Additional Second Lien Debt.

The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the “Purchase Date”) such Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in Section 3.09 hereof.

To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Additional Second Lien Debt that is purchased is less than the Additional Second Lien Debt Amount (the amount of such shortfall, if any, constituting a “Deficiency”), the Company shall use such Deficiency in the business of the Company and its Restricted Subsidiaries or for any other purpose permitted under the terms of this Indenture. Upon completion of the purchase of all the Notes tendered pursuant to an Offer and repurchase of the Additional Second Lien Debt pursuant to a Additional Second Lien Debt Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

Except any Excess Proceeds deposited in an Asset Sales Proceeds Account, Excess Proceeds may be invested in Temporary Cash Investments or used to temporarily repay amounts outstanding under a revolving credit facility until they are applied as provided above. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Restricted Subsidiary) (other than any transaction or series of related transactions with respect to the making of any Permitted Investment pursuant to the definition of “Permitted Investment” or any Restricted Payment permitted pursuant to Section 4.07) unless:

(i) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm’s length dealings with an unrelated third-party; and

(ii) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $5.0 million, the Company delivers an officer’s certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Board of Directors;

provided that any transaction or series of related transactions otherwise permitted under this paragraph pursuant to which the Company or any Restricted Subsidiary of the Company shall receive or render value exceeding $25.0 million shall not be permitted unless, prior to the consummation of any such transaction or series of related transactions, the Company shall have received an opinion, from an independent nationally recognized investment banking firm or firm experienced in the appraisal or similar review of similar types of transactions, that the financial terms of such transaction are fair to the Company from a financial point of view.

(b)  Notwithstanding the foregoing, the provisions of Section 4.11(a) shall not apply to:

(i) any transaction with an officer or member of the Board of Directors of the Company entered into in the ordinary course of business (including, without limitation, the Playtex Products, Inc. Stock Option Plan and other employment, indemnification, compensation or employee benefit arrangements with any officer or member of the Board of Directors of the Company);

(ii) transactions or agreements in existence on the date of this Indenture (and extensions or amendments thereof on terms which are not materially less favorable to the Company than the terms of any such transaction or agreement as in existence on the date of this Indenture);

(iii) directors’ fees;

(iv) employment agreements approved by the Board of Directors of the Company;

(v) loans to employees in the ordinary course of business plus up to $5.0 million of additional loans to employees in the aggregate at any one time outstanding;

(vi) any employee benefit plan available to employees of the Company generally;

(vii) sales by the Company of its products in the ordinary course of business on arm’s-length terms;

(viii) sales or issuances of Capital Stock (other than Redeemable Capital Stock) of the Company to Affiliates of the Company or its Restricted Subsidiaries; and

(ix) any merger, consolidation or reorganization of the Company with an Affiliate, solely for the purposes of forming a holding company or reincorporating the Company in a new jurisdiction.

Section 4.12 Liens.

(a) The Company will not, and will not permit any Restricted Subsidiary to, create, incur, affirm or suffer to exist any Lien of any kind securing any Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Restricted Subsidiary owned on the date of this Indenture or acquired after the date of this Indenture, or any income or profits therefrom, unless the Notes are directly secured equally and ratably with (or prior to in the case of Subordinated Indebtedness) the obligation or liability secured by such Lien, except for (which are, collectively, referred to as “Permitted Liens”):

(i) Liens on the Collateral securing the Note Obligations in accordance with the Security Documents;

(ii) Liens on the Credit Agreement First Lien Collateral securing the Credit Agreement Obligations in accordance with the Security Documents; provided that the aggregate principal amount of Indebtedness secured by the Liens permitted under this clause (ii) and the Liens under clauses (iv) and (v) shall not exceed the Additional First Lien Cap;

(iii) Liens on the Note First Lien Collateral securing the Credit Agreement Obligations in accordance with the Security Documents; provided that such Liens are junior in priority to the Liens on the Note First Lien Collateral securing the Note Obligations;

(iv) Liens on assets of the Company or any Guarantor securing Additional First Lien Debt; provided that the aggregate principal amount of Indebtedness secured by the Liens permitted under this clause (iv) and the Liens under clauses (ii) and (v) shall not exceed the Additional First Lien Cap;

(v) Liens on assets of the Company or any Guarantor securing Additional Second Lien Debt and other Additional Second Lien Obligations equally and ratably with the Liens securing the Note Obligations to be issued on the date of this Indenture; provided that the aggregate principal amount of Indebtedness secured by the Liens permitted under this clause (v) and the Liens under clauses (ii) and (iv) shall not exceed the Additional First Lien Cap;

(vi) any Lien securing Acquired Indebtedness (and not created in connection with, or in contemplation of the related acquisition) in each case which Indebtedness is permitted under the provisions of Section 4.09 hereof; provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related acquisition by the Company or its Restricted Subsidiaries;

(vii) Liens securing obligations of the Company or any Guarantor pursuant to Interest Rate Agreements;

(viii) in connection with a Change of Control, Liens on assets of the Company or any Guarantor securing Credit Agreement Obligations, Additional First Lien Debt or Additional Second Lien Debt; provided that (A) the Liens may secure such Credit Agreement Obligations, Additional First Lien Debt or Additional Second Lien Debt only if on the date of this Incurrence of such Credit Agreement Obligations, Additional First Lien Debt or Additional Second Lien Debt, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the Secured Leverage Ratio is not greater than 3.0 to 1.0 and (B) the Company (or, the Surviving Entity if the Company is not the continuing obligor under this Indenture) could incur $1.00 of additional Indebtedness under Section 4.09 (other than Permitted Indebtedness);

(ix) Liens securing Indebtedness under Section 4.09(b)(xi);

(x) Liens existing on the date of this Indenture securing obligations of the Company or any of its Restricted Subsidiaries outstanding on the date of this Indenture, other than Indebtedness under the Credit Agreement;

(xi) Liens in favor of the Company or any Guarantor;

(xii) Liens to secure Indebtedness of the Company or a Restricted Subsidiary outstanding or committed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such Liens (including expenses and any applicable sales or other transfer taxes); provided, however, that (A) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost (including expenses and any applicable sales or other transfer taxes), (B) such Lien does not extend to or cover any property other than such item of property or any improvements on such item, and (C) the Incurrence of such Indebtedness is otherwise permitted by this Indenture;

(xiii) Liens to secure Indebtedness to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, secured Indebtedness permitted under Section 4.09(b)(xii) or Indebtedness secured by any Lien referred to in clauses (vi), (viii), (x), (xii), (xxvii), (xxviii) and (xxix) of this Section 4.12(a) so long as such Liens do not extend to any other property and the principal amount of such Indebtedness so secured does no exceed the principal amount of Indebtedness secured that is being extended, renewed, refinanced or refunded plus (A) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced or the amount of any premium reasonably determined by the obligor of such Indebtedness as necessary to accomplish such refinancing and (B) the amount of expenses of the obligor of such Indebtedness reasonably estimated to be incurred in connection with such refinancing;

(xiv) Liens or deposits made to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of tenders, bids, trade contracts, government contracts, import duties, payment of rent, leases or licenses or other obligations of a like nature incurred in the ordinary course of business, including, without limitation, landlord Liens on leased properties;

(xv) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent, that are not yet subject to penalties or interest for non-payment or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(xvi) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, suppliers’ or other like Liens arising in the ordinary course of business and deposits made to obtain the release of such Liens and with respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings; provided, that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor;

(xvii) easements, rights-of-way, zoning ordinances and similar charges, restrictions, exceptions or other irregularities, reservations of, or rights of others for: licenses, sewers, electric lines, telegraph and telephone lines, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(xviii) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

(xix) leases or subleases granted in the ordinary course of business to third Persons not materially interfering with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(xx) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) or pledges or deposits made in the ordinary course of business, in connection with workers’ compensation, unemployment insurance and other types of social security;

(xxi) deposits made in the ordinary course of business to secure liability to insurance carriers;

(xxii) any attachment, appeal or judgment Lien not constituting an Event of Default under Section 6.01(f);

(xxiii) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(xxiv) any interest or title of a lessor or lessee or sublessor or sublessee under any operating lease entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(xxv) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(xxvi) rights of set-off of as to deposit accounts or other funds maintained with a depository or other financial institution;

(xxvii) Liens on property subject to capital leases, industrial revenue bonds and Purchase Money Indebtedness to the extent the related Capital Lease Obligation or Indebtedness is permitted to be Incurred pursuant to Section 4.09(b)(x) hereof;

(xxviii) Liens on property of a person existing at the time such person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with, or in contemplation of, such transaction and such Liens do not extend to or cover any property other than such property, improvements thereon and any proceeds therefrom;

(xxix) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and such Liens do not extend to or cover any property other than such property, additions and improvements thereon and any proceeds therefrom;

(xxx) Liens securing reimbursement obligations with respect to letters of credit permitted under Section 4.09 which encumber only cash and marketable securities and documents and other property relating to such letters of credit and the products and proceeds thereof;

(xxxi) Liens on pledges of the capital stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary; and

(xxxii) Liens securing other Indebtedness having an aggregate principal amount not to exceed $20.0 million at any one time outstanding.

(b)           Notwithstanding the foregoing, any security interest granted by the Company or any Restricted Subsidiary to secure the Notes created pursuant to Section 4.12(a) shall provide by its terms that such security interest shall be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness of the Company or any Restricted Subsidiary described in Section 4.12(a) of their security interest (including any deemed release upon payment in full of all obligations under such Indebtedness or as a result of the satisfaction and discharge or legal or covenant defeasance of such Indebtedness) at a time when:

(i) no other Additional Second Lien Debt and Subordinated Indebtedness of the Company or any Restricted Subsidiary has been secured by such property or assets of the Company or any such Restricted Subsidiary; or

(ii) the holders of all such other Additional Second Lien Debt and Subordinated Indebtedness which is secured by such property or assets of the Company or any such Restricted Subsidiary also release their security interest in such property or assets (including any deemed release upon payment in full of all obligations under such Indebtedness or as a result of the satisfaction and discharge or legal or covenant defeasance of such Indebtedness).

Section 4.13 Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) the corporate, partnership or other existence of itself and each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of itself and any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof will not have a material adverse effect on the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.14 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such Holder’s Notes validly tendered pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the “Change of Control Payment”).  Within 15 days following any Change of Control, the Company will, or will cause the Trustee, on behalf of and at the expense of the Company, to mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in that notice, which date shall be no earlier than 30 days and no later than 60 days from the date that notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in that notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to a Change of Control Offer, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue of such conflict.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.14, the Company will not be required to make a Change of Control Offer upon a Change of Control (i) if the Company has obtained a Rating Agency Confirmation prior to such Change of Control or (ii) if a third-party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The provisions under this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Section 4.15 No Amendment to Subordination Provisions.

Without the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, the Company shall not amend, modify or alter any agreement governing Subordinated Indebtedness in any way to:

(a) alter the redemption provisions or the price or terms at which the Company is required to offer to purchase any Subordinated Indebtedness; or

(b) amend the subordination provisions of any agreement governing Subordinated Indebtedness,

to the extent that such alteration or amendment would be disadvantageous to the Holder of Notes in any material respect.

Section 4.16 Limitation on Sale and Leaseback Transactions.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction that results in a Capital Lease Obligation; provided that the Company or any Guarantor may enter into a sale and leaseback transaction that results in a Capital Lease Obligation if:

(a) the Company or that Guarantor, as applicable, could have (i) incurred Indebtedness in an amount equal to the Capital Lease Obligations relating to such sale and leaseback transaction under in Section 4.09 and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 4.12;

(b) the gross cash proceeds and fair value of property received from that sale and leaseback transaction are at least equal to the Fair Market Value as determined in good faith by the Board of Directors of the Company and set forth in an Officers’ Certificate delivered to the Trustee of the property that is the subject of that sale and leaseback transaction; and

(c) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.10.

Section 4.17 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07(a) or one or more of the clauses of the definition of “Permitted Investments”, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 4.18 Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.19 Additional Guarantees

If the Company or any of its Restricted Subsidiaries shall acquire or create another Domestic Subsidiary after the date of this Indenture, then such newly acquired or created Domestic Subsidiary shall become a Guarantor and deliver to the Trustee a Guarantee in the form of a Supplemental Indenture.  The form of such Supplemental Indenture is attached as Exhibit F hereto.

Section 4.20 Further Assurances Regarding Collateral.

The Company and the Guarantors shall execute, acknowledge and deliver the following Note Security Documents within 60 days (except with respect to clause (g), within 90 days) of the date of this Indenture:

(a) a copy of each mortgage with respect to material owned real property by the Company and the Guarantors in favor of the Trustee to secure the Notes and Note Obligations as determined by the Credit Agreement Agent (the “Mortgages”);

(b) a certificate of insurance, in the form and substance reasonably satisfactory to the Credit Agreement Agent, confirming that all material insurance requirements of the Mortgages are satisfied;

(c) such releases, reconveyances, satisfactions or other instruments as the Credit Agreement Agent may reasonably request to confirm the release, satisfaction and discharge in full of all mortgages and deeds of trust, if any such instruments exist, at any time delivered by the Company or any Guarantor to secure any obligations in respect of the Company’s credit facility in existence prior to the date hereof, duly executed, delivered and acknowledged in recordable form by the grantee named therein or its of record successors or assigns;

(d) such other approvals, opinions or documents relating to the matters in clauses (1), (2) and (3) as the Credit Agreement Agent may reasonably request in form and substance reasonably satisfactory to it;

(e) confirmation reasonably satisfactory to the Trustee that the Mortgages have been executed and delivered to the title company to be filed and recorded in the appropriate offices;

(f) a policy of title insurance in form and substance reasonably satisfactory to the Credit Agreement Agent insuring each Mortgage to be a valid, enforceable and perfected Lien upon all real property described therein, free from all prior Liens except Permitted Liens, for the full amount of the Note Obligations; and

(g) any consents from third parties required to grant or perfect the Lien on all real property required to secure the Notes; provided, however that if the third party does not consent to such a waiver, after the use of commercially reasonable efforts on the part of the Company or the Guarantors, as the case may be, then neither the Company nor the Guarantors, as the case may be, will be required to grant or perfect a Lien on such property or take any other action with respect to such Lien under this Section 4.20.

In addition, the Company will comply with the terms of Section 11.05 in performing its obligations under this Section 4.20.

ARTICLE 5
SUCCESSORS

Section 5.01 Merger, Consolidation, or Sale of Assets.

The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in an assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

(a)           either:

(i) the Company shall be the continuing corporation; or

(ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis (the “Surviving Entity”) shall be a Person duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes by a Supplemental Indenture in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture, and executes appropriate Note Security Documents and this Indenture and the Note Security Documents shall remain in full force and effect;

(b)           immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(c)           except in the case of a merger with or into any Person solely for the purpose of changing the Company’s jurisdiction of incorporation or a merger whose sole purpose is to create a holding company whose only significant asset is the stock of the Company, either:

(i)            immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) could incur $1.00 of additional Indebtedness under Section 4.09 hereto (other than Permitted Indebtedness); or

(ii)           the Company’s (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) pro forma Consolidated Fixed Charge Coverage Ratio after giving effect to such transaction (calculated as provided above) is equal to or higher than the Company’s actual Consolidated Fixed Charge Coverage Ratio for such four-quarter period;

(d)           the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the Supplemental Indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for relating to such transaction have been complied with.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions to any other Person. This Article 5 will not apply to the sale, merger, consolidation, assignment, transfer, conveyance or other disposition of assets or merger or consolidation between or among the Company and any of its Restricted Subsidiaries.

Section 5.02 Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein.  In the event of any consolidation or merger, or any sale, assignment, transfer, lease conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the Company will be discharged from all obligations and covenants under this Indenture, the Notes and the Note Security Documents.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following constitutes an Event of Default:

(a) there shall be a default in the payment of any interest or Liquidated Damages, if any, with respect to any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(b) there shall be a default in the payment of the principal of (or premium, if any, on) any Note when and as the same shall become due and payable at maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

(c) (i) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under this Indenture or the Note Security Documents (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clauses (a) or (b) above or in sub-clauses (ii) or (iii) of this clause (c)) and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(ii) there shall be a default in the performance or breach of the provisions described in Article 5; or

(iii) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of Section 4.14 hereof;

(d) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $25.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

(e) any Guarantee shall for any reason cease to be, or be asserted in writing by any Guarantor or the Company not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by this Indenture and any such Guarantee;

(f) one or more final judgments, orders or decrees for the payment of money in excess of $15.0 million, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and shall not be discharged and either (i) enforcement proceedings shall have been commenced upon such judgment, order or decree or (ii) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(g) there shall have been the entry by a court of competent jurisdiction of (i) a decree or order for relief in respect of the Company, any Guarantor or any Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (ii) a decree or order adjudging the Company, any Guarantor or any Material Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Guarantor or any Material Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, any Guarantor or any Material Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days;

(h) (i) the Company, any Guarantor or any Material Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent;

(ii) the Company, any Guarantor or any Material Subsidiary consents to the entry of a decree or order for relief in respect of the Company, such Guarantor or such Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it;

(iii) the Company, any Guarantor or any Material Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law;

(iv) the Company, any Guarantor or any Material Subsidiary (1) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, any Guarantor or such Material Subsidiary or of any substantial part of its property, (2) makes an assignment for the benefit of creditors or (3) admits in writing its inability to pay its debts generally as they become due; or

(v) the Company, any Guarantor or any Material Subsidiary takes any corporate action in furtherance of any such actions in this clause (h); or

(i) unless all of the Collateral securing the Note Obligations shall have been released from the Liens thereon in accordance with the provisions of the Note Security Documents and this Indenture, a breach by the Company or any of its Restricted Subsidiaries of any material representation or warranty or agreement in the Note Security Documents, the repudiation by the Company or any of its Restricted Subsidiaries of any of its obligations under the Note Security Documents or the unenforceability of the Note Security Documents against the Company or any of its Restricted Subsidiaries for any reason, and in the event of a repudiation or unenforceability, such repudiation or unenforceability is not cured within 30 days after written notice to the Company.

Section 6.02 Acceleration.

If an Event of Default (other than as specified in clause (g) and (h) of Section 6.01 hereof with respect to the Company) shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable immediately at their principal amount together with accrued and unpaid interest, if any, to the date the Notes shall have become due and payable by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes) and upon any such declaration such amount shall become immediately due and payable.

If an Event of Default specified in clause (g) or (h) of Section 6.01 hereof occurs with respect to the Company and is continuing, then all the Notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the trustee or any Holder.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of Notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(a) the Company has paid or deposited with the Trustee a sum sufficient to pay:

(i) all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(ii) all overdue interest, and Liquidated Damages, if any, on all Notes;

(iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes; and

(iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and

(b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

The Company shall notify the Trustee within five Business Days of the occurrence of any Default.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all the Notes waive any past Default or Event of Default under this Indenture and its consequences, except, subject to Section 6.03 hereof, a continuing Default or Event of Default in the payment of the principal, premium, if any, and Liquidated Damages, if any, or interest on any Note, or in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note outstanding.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Liquidated Damages, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Company for the whole amount of principal of, premium and Liquidated Damages, if any, and interest remaining unpaid on the Notes and interest and Liquidated Damages, if any, on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

Subject to Article 10 hereof, the Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

Subject to Article 10 hereof, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Liquidated Damages, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Liquidated Damages, if any and interest, respectively; and

Third:  to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7
TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e) and (f) of this Section 7.01 and Section 7.02 hereof.

(e) The Trustee may refuse to perform any duty or exercise any rights or powers under this Indenture unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its choosing and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness or other paper or document, but the Trustee, in its reasonable discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company during normal business hours, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) Except for its own negligent act, its own negligent failure to act and its own willful misconduct, the Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon by it by this Indenture.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder.

Section 7.03 Individual Rights of Trustee.

The Trustee may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee, or resign.  Any Agent may do the same with like rights and duties, if any.  The Trustee is also subject to Sections 7.11 and 7.12 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Money Held in Trust.

Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law.  The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.

Section 7.06 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after such Default or Event of Default becomes known to the Trustee.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest or Liquidated Damages, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.07 Reports by Trustee to Holders of the Notes.

Within 60 days after each June 1 beginning with June 1, 2005 and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA§ 313(d).  The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and any delisting thereof.

Section 7.08 Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation as the Company and the Trustee shall from time to time agree in writing for its acceptance of this Indenture and services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a Trustee of an express trust.  The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors shall jointly and severally indemnify the Trustee and its agents, employees, officers, directors and shareholders for, and hold the same harmless against, any and all losses, liabilities or expenses (including without limitation reasonable attorney’s fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.08) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  At the Trustee’s sole discretion, the Company shall defend the claim and the Trustee shall cooperate in the defense at the Company’s expense.  The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  The Company and the

Guarantors need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company and any Guarantor under this Section 7.08 shall survive the satisfaction and discharge of this Indenture.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the resignation or removal of the Trustee and/or the satisfaction and discharge or termination of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.09 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing.  The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.11 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may (at the expense of the Company) petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.11 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.08 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.09, the Company’s obligations under Section 7.08 hereof shall continue for the benefit of the retiring Trustee.

Section 7.10 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.11 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate Trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.12 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8
DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes and Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes, Guarantees and this Indenture on the date the conditions set forth below are satisfied (hereinafter, “Defeasance”).  For this purpose, Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, Guarantees and this Indenture, which Notes shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b)

below, and to have satisfied all its other obligations under such Notes, Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on those Notes when those payments are due from the trust referred to in Section 8.4 hereof;

(b) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(d) the Defeasance provisions of this Indenture.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20 and 5.01(c) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) through 6.01(f) and Section 6.01(i) hereof shall not constitute Events of Default.

Section 8.04 Conditions to Defeasance or Covenant Defeasance.

In order to exercise either Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal, interest, premium, if any, and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity of such principal or installment of principal (or on any date after March 1, 2008 (such date being referred to as the “Defeasance Redemption Date”), if when exercising either Defeasance or Covenant Defeasance, the the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date);

(b) in the case of Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service, a ruling or (ii) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(e) such Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor;

(f) such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture or a breach or violation of any provision of any agreement related to any Indebtedness;

(g) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

(h) no event or condition shall exist that could prevent the Company from making payments of the principal or premium, if any, and interest on the Notes on the date of such deposit; and

(i) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

The Collateral will be released from the Lien securing the Notes, as provided under Section 11.04 upon a Defeasance or Covenant Defeasance in accordance with the provisions described in this Article 8.

Section 8.05 Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying Trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this

Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Liquidated Damages, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest or Liquidated Damages, if any, on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest or Liquidated Damages, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as Trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest or Liquidated Damages, if any, on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01           Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Guarantees, the Notes or the Note Security Documents without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Company’s obligations to the Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the assets of the Company by a successor to the Company pursuant to Article 5 hereof or to provide for the assumption of any Guarantor’s obligations under its Guarantee in the case of a merger or consolidation of the Guarantor pursuant to Section 12.04 hereof;

(d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights hereunder of any Holder of the Notes;

(e) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(f) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(g) to allow any Guarantor or other Person to execute a Supplemental Indenture and/or a Guarantee with respect to the Notes;

(h) to add additional assets as Collateral or to release Collateral from the Liens securing Note Obligations as permitted or required by the Note Security Documents and this Indenture; and

(i) upon any amendment, waiver or consent to the Note Security Documents that requires the consent of the Trustee (but not any Holder of a Note) as and to the extent set forth under Articles 10 or 11 as applicable.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or Supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or Supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or Supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, and as expressly required by Articles 10 and 11 hereof, the Company, the Guarantors and the Trustee may amend or supplement this Indenture (including Section 3.09, 4.10 and 4.14 hereof), the Guarantees, the Notes and the Note Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest or Liquidated Damages, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).  Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes or the Note Security Documents.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) change the Stated Maturity of the principal of, or any installment of interest on, any Note or waive a default in the payment of the principal or interest on any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or any Liquidated Damages payable thereon, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof;

(b) reduce the percentage in principal amount of outstanding Notes, the consent of whose Holders is required for any such Supplemental Indenture, or the consent of whose Holders is required for any waiver;

(c) modify any of the provisions relating to Supplemental Indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each note affected thereby;

(d) release any Collateral securing the Note Obligations except as specifically provided for in the Note Security Documents and this Indenture; or

(e) make any change in the foregoing amendment and waiver provisions.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or Supplemental Indenture, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or Supplemental Indenture unless such amended or Supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or Supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or Supplemental Indenture or waiver.

Section 9.03 Compliance with TIA.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or Supplemental Indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or Supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Company may not sign an amendment or Supplemental Indenture until its Board of Directors approves it.  In executing any amended or Supplemental Indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or Supplemental Indenture is authorized or permitted by this Indenture.

ARTICLE 10
INTERCREDITOR PROVISIONS RELATING TO CREDIT AGREEMENT

Section 10.01 Intercreditor Provisions.

This Article 10 is intended for the benefit of, and will be enforceable as a third-party beneficiary by, (i) the Credit Agreement Agent as holder of Liens securing Credit Agreement Obligations for the benefit of each present and future holder of Credit Agreement Obligations, (ii) any First Lien Debt Representative as holder of the Liens securing Additional First Lien Obligations for the benefit of each present and future holder of Additional First Lien Obligations and (iii) any Second Lien Debt Representative as holder of the Liens securing Additional Second Lien Obligations for the benefit of each present and future holder of Additional Second Lien Obligations but only if (a) the Credit Agreement Agent, any First Lien Debt

Representative or any Second Lien Debt Representative, as the case may be, provides, in an undertaking intended for the benefit of, and enforceable as a third-party beneficiary by, the Trustee as holder of Liens securing Note Obligations for the benefit of each present and future holder of Note Obligations, that the holders of Credit Agreement Obligations and Credit Agreement Agent, any holders of First Lien Obligations and First Lien Debt Representatives, and any holders of Second Lien Obligations and Second Lien Debt Representatives are bound by such provisions and (b) each of the Credit Agreement Agent, First Lien Debt Representative or Second Lien Debt Representative, as applicable, delivers to the Trustee its written confirmation thereof and its written agreement to observe and perform each and all of the obligations of the Credit Agreement Agent, First Lien Debt Representative or Second Lien Debt Representative, as applicable, under these provisions. No other person will be entitled to rely on, have the benefit of or enforce these provisions.

Section 10.02 Ranking of Liens.

Notwithstanding anything to the contrary contained in the Security Documents or any Additional Lien Documents, the time of incurrence of any Secured Obligation, the order or method of attachment or perfection of any Lien securing any Secured Obligation, the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien securing any Secured Obligations, the time of taking possession or control over any Collateral or the rules for determining priority under any law governing relative priorities of Liens:

(i) all Liens at any time granted as security for any First Lien Obligations attaching to any property constituting Note First Lien Collateral will be in all respects subject and second in priority to all Liens at any time granted attaching to such property as security for Note Obligations and/or Additional Second Lien Obligations, and

(ii) all Liens at any time granted as security for any Second Lien Obligations attaching to any property constituting Credit Agreement First Lien Collateral will be in all respects subject and second in priority to all Liens at any time granted attaching to such property as security for any Credit Agreement Obligations and/or Additional First Lien Obligations.

If any cash or Cash Equivalents constituting Credit Agreement First Lien Collateral are converted into, or invested in, property constituting Note First Lien Collateral at any time when the Trustee and any Second Lien Debt Representative have not received written notice from the Credit Agreement Agent, any holder of Credit Agreement Obligations, any holder of Additional First Lien Debt or any First Lien Debt Representative, as applicable, stating that the Indebtedness outstanding under the Credit Agreement or any Additional First Lien Documents have become due and payable in full (whether at maturity, upon acceleration or otherwise) or that such conversion or investment violates the provisions of the Credit Agreement or any Additional First Lien Documents, then concurrently with such conversion or investment, all Liens upon such cash or Cash Equivalents or such property securing Credit Agreement Obligations and Additional First Lien Obligations shall lose their priority over, and shall become subject and second in priority to, all Liens securing Note Obligations and Additional Second Lien Obligations. If any cash or Cash Equivalents constituting Credit Agreement First Lien Collateral are converted into, or invested in, property constituting Note First Lien Collateral at any time when the Trustee and any Second Lien Debt Representatives have received the written notice set forth above, then all Liens upon such cash or Cash Equivalents or such property securing Second Lien Obligations shall remain subject and second in priority to all Liens thereon securing First Lien Obligations.

If any cash or Cash Equivalents constituting Note First Lien Collateral are converted into, or invested in, property constituting Credit Agreement First Lien Collateral at any time when the Credit Agreement Agent and any First Lien Debt Representative have not received written notice from the Trustee or any Holder of Notes, any holder of Additional Second Lien Debt or any Second Lien Debt Representative, as applicable, stating that the Notes have become due and payable in full (whether at maturity, upon acceleration or otherwise) or any outstanding Additional Second Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise), or that such cash or Cash Equivalents are required by this Indenture to be deposited in an Asset Sale Proceeds Account or that such conversion or investment violates the provisions of this Indenture or any Additional Second Lien Documents, then concurrently with such conversion or investment all Liens upon such cash or Cash Equivalents or such property securing Note Obligations and Additional Second Lien Obligations shall lose their priority over, and shall become subject and second in priority to, all Liens securing Credit Agreement Obligations and Additional First Lien Obligations. If any cash or Cash Equivalents constituting Note First Lien Collateral are converted into, or invested in, property constituting Credit Agreement First Lien Collateral at any time when the Credit Agreement Agent and any First Lien Debt Representative have received the written notice set forth above, then all Liens upon such cash or Cash Equivalents or such property securing First Lien Obligations shall remain subject and second in priority to all Liens thereon securing Second Lien Obligations.

Section 10.03 Payments from Proceeds of Collateral.

The holders of Second Lien Obligations shall be entitled to receive and retain, free from all Liens thereon securing First Lien Obligations, all payments made in cash by the Company or any other Obligor and all amounts received with respect to Second Lien Obligations through the exercise of a set-off or other similar right, even if such cash constitutes property or proceeds of property subject to a Lien securing First Lien Obligations, if such payment is made at any time when the Trustee and any Second Lien Debt Representative have not received written notice from the Credit Agreement Agent, any holder of First Lien Obligations or any First Lien Debt Representative, as applicable, stating that the Indebtedness outstanding under the Credit Agreement or any Additional First Lien Documents have become due and payable in full (whether at maturity, upon acceleration or otherwise) or that such payment or the application of such amount violates or would violate the provisions of the Credit Agreement or any Additional First Lien Documents.

The holders of First Lien Obligations shall be entitled to receive and retain, free from all Liens thereon securing Second Lien Obligations, all payments made in cash by the Company or any other Obligor and all amounts received with respect to First Lien Obligations through the exercise of a set-off or other similar right, even if such cash constitutes property or proceeds of property subject to a Lien securing Second Lien Obligations, if such payment is made at any time when the Credit Agreement Agent and any First Lien Debt Representative have not received written notice from the Trustee, any holder of Second Lien Obligations or any Second Lien Debt Representative, as applicable, stating that the Notes or Additional Second Lien Debt have become due and payable in full (whether at maturity, upon acceleration or otherwise) or that such payment is from the proceeds of the sale of Note First Lien Collateral which is required to be deposited in an Asset Sale Proceeds Account or the application of such amount violates or would violate the provisions of this Indenture or of Additional Second Lien Documents.

Section 10.04 Consent to License to Use Intellectual Property; Access to Information.

The Trustee and each Second Lien Debt Representative consent (without making any representation or warranty or undertaking any obligation whatsoever) to any grant by any Obligor to the Credit Agreement Agent and any First Lien Debt Representative of a non-exclusive royalty-free license to use any Note First Lien Collateral of such Obligor, solely in connection with the enforcement of any Lien held by the Credit Agreement Agent or First Lien Debt Representative, as applicable, or in connection with the sale or liquidation of any or all of the Credit Agreement First Lien Collateral, in each case, in order to manufacture, produce, complete, remove or sell any such Inventory in any lawful manner. The consent shall be binding on the successors and assigns of the Trustee and each Second Lien Debt Representative, including a purchaser of any or all of the Note First Lien Collateral subject to such license at a foreclosure sale conducted in foreclosure of any Lien thereon securing Second Lien Obligations. The Liens securing the Second Lien Obligations are second in priority to any such license.

If the Trustee, any Second Lien Debt Representative or a purchaser at a foreclosure sale conducted in foreclosure of any Lien securing Second Lien Obligations takes actual possession of any documentation of the Company or an Obligor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of the Trustee or the foreclosure purchaser), then upon request of the Credit Agreement Agent or any First Lien Debt Representative and reasonable advance notice, the Trustee, each Second Lien Debt Representative or such foreclosure purchaser will permit the Credit Agreement Agent, any First Lien Debt Representative or their respective representative to inspect and copy such documentation.

Section 10.05 Restriction on Enforcement of Collective Second Liens.

Subject to Section 10.12 hereof and subject to clauses (a) through (e) of this Section 10.05, neither the Trustee nor any Second Lien Debt Representative shall (and shall not authorize or direct any Person acting for it or any holder of Second Lien Obligations to) take any action to enforce, collect or realize upon any Collective Second Lien attached to any property constituting Credit Agreement First Lien Collateral as security for any Second Lien Obligations, and the Credit Agreement Agent and any First Lien Debt Representative shall not (and shall not authorize or direct any Person acting for it or any holder of First Lien Obligations to) take any action to enforce, collect or realize upon any Collective Second Lien attached to any property constituting Note First Lien Collateral as security for any First Lien Obligations, in each case including, without limitation, any right, remedy or action to:

(i) take possession of or control over such property;

(ii) exercise any collection rights in respect of such property or retain any proceeds of Accounts and other obligations receivable paid to it directly by any account debtor;

(iii) exercise any right of set-off against such property;

(iv) foreclose upon such property or take or accept any transfer of title to such property in lieu of foreclosure;

(v) enforce any claim to the proceeds of insurance upon such property;

(vi) deliver any notice, claim or demand relating to such property to any Person (including any securities intermediary, depositary bank or landlord) in the possession or control of such property or acting as bailee, custodian or agent for any holder of Liens in respect of such property;

(vii) otherwise enforce any remedy available upon default for the enforcement of any Lien upon such property;

(viii) deliver any notice or commence any proceeding for any of the foregoing purposes; or

(ix) seek relief in any Insolvency or Liquidation Proceeding permitting it to do any of the foregoing,

except that, in any event, any and all such actions may be taken, authorized or instructed and all rights and remedies for the enforcement, collection, foreclosure or realization of a Collective Second Lien may be exercised and enforced, in each case without any limitation or restriction whatsoever:

(a) by the Trustee or any Second Lien Debt Representative with respect to the Credit Agreement First Lien Collateral, at any time after the Discharge of Credit Agreement Indebtedness and all Liens securing Additional First Lien Obligations are released in whole as to all property of the Company and the other Obligors;

(b) by the Credit Agreement Agent or any First Lien Debt Representative with respect to the Note First Lien Collateral, at any time after all Liens securing Second Lien Obligations are released in whole as to all property of the Company and the other Obligors;

(c) as necessary to redeem any property in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce any right to claim, take or receive proceeds of such property remaining after payment in full of all Obligations secured by Collective First Liens attached to such property, in the event of foreclosure or other enforcement of any prior Lien (including Collective First Liens), so long as the enforcement of any Collective First Lien is not materially affected or delayed;

(d) as necessary to perfect a Lien upon any Collateral by any method of perfection except through possession or control; or

(e) as necessary to prove (but not enforce) any Collective Second Lien or any Obligation secured thereby or as necessary to preserve or protect (but not enforce) any Collective Second Lien in any manner that is not materially adverse to the grant, perfection, priority or enforcement of Collective First Liens and does not materially affect or delay or affect any exercise or enforcement of the rights and remedies of holders of Collective First Liens.

The restriction set forth in the preceding paragraph applies only to Collective Second Liens and does not apply to any Collective First Liens. The Trustee and any Second Lien Debt Representative, as the case may be, may freely take (and authorize or direct any other Person to take) any action to enforce, collect or realize upon any Lien securing Second Lien Obligations attached to any property constituting Note First Lien Collateral, and the Credit Agreement Agent and any First Lien Debt Representative, as the case may be, may freely take (and authorize or direct any other Person to take) any action to enforce, collect or realize upon any Lien securing First Lien Obligations attached to any property constituting Credit Agreement First Lien Collateral.

Until the Discharge of Credit Agreement Indebtedness and release, in whole, of all Liens securing Additional First Lien Obligations, the Credit Agreement Agent and any First Lien Debt Representative as the holders of all Collective First Liens on the Credit Agreement First Lien Collateral will have the exclusive right to manage, perform and enforce the terms of the Credit Agreement Security Documents and Additional First Lien Documents with respect to all Credit Agreement First Lien Collateral and to exercise and enforce all rights and remedies thereunder according to its discretion and exercise of its business judgment, including, without limitation, the exclusive right to take the actions enumerated in clauses (i) through (ix) of the first paragraph of this Section 10.05, but only as to the Credit Agreement First Lien Collateral. Until the release, in whole, of all Liens securing Note Obligations and Additional Second Lien Obligations, the Trustee and any Second Lien Debt Representative as holders of Collective First Liens on the Note First Lien Collateral will have the exclusive right to manage, perform and enforce the terms of the Note Security Documents and Additional Second Lien Documents with respect to all Note First Lien Collateral and to exercise and enforce all rights and remedies thereunder according to its discretion and exercise of its business judgment, including, without limitation, the exclusive right to take the actions enumerated in clauses (i) through (ix) of the first paragraph of this section, but only as to the Note First Lien Collateral. In connection with the exercise or enforcement of any such right, each holder of any Collective Second Lien waives any and all rights to affect the method or challenge the appropriateness of any action by any holder of any Collective First Lien and hereby consents to each holder of any Collective First Lien exercising or not exercising such rights and remedies as if no Collective Second Lien existed, except only that the holders of Collective Second Liens reserve all rights granted by law:

(i) to request or receive notice of any sale of Collateral in foreclosure of any Collective First Lien; or

(ii) to redeem any Collateral or enforce any right to claim, take or receive proceeds of Collateral remaining after the release, in whole, of all Liens securing First Lien Obligations or Second Lien Obligations, as the case may, be as provided in the first paragraph of this section.

Until (A) the release, in whole, of all Liens securing Second Lien Obligations, in the case of Collective Second Liens upon Note First Lien Collateral, or (B) the Discharge of Credit Agreement Indebtedness and release, in whole, of all Liens securing Additional First Lien Obligations, in the case of Collective Second Liens upon Credit Agreement First Lien Collateral, the holders of Collective Second Liens will not:

(i) request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the exercise or enforcement of any right or remedy otherwise available to the holder of any Collective First Liens on such Collateral or that would limit, invalidate, avoid or set aside any Collective First Lien, Security Document or Additional Lien Documents governing any Collective First Lien on such Collateral or make the Collective First Liens on such Collateral second in priority to the Collective Second Liens or grant the Collective First Liens on such Collateral equal ranking to the Collective Second Liens;

(ii) oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Collective First Liens on such Collateral made by the holder of Collective First Liens thereon in any Insolvency or Liquidation Proceeding;

(iii) oppose or otherwise contest any exercise by the holder of Collective First Liens on such Collateral of the Credit Bid Rights with respect of Indebtedness secured by any Collective First Lien on such Collateral at any sale of such Collateral in foreclosure of the Collective First Lien thereon;

(iv) oppose or otherwise contest any foreclosure of any Collective First Lien on such Collateral; or

(v) seek judicial relief from a stay in an Insolvency or Liquidation Proceeding or in any other court to enforce any Collective Second Lien.

Section 10.06 Proceeds of Insurance.

For as long as the Liens upon Note First Lien Collateral securing First Lien Obligations are Collective Second Liens to the extent permitted by this Indenture, the Note Security Documents or Additional Second Lien Documents:

(i) the Trustee and any Second Lien Debt Representative will have, subject to the provisions of the Note Security Documents and any Additional Second Lien Documents, the sole right to adjust settlement of all insurance claims and condemnation awards in the event of any covered loss, theft or destruction or condemnation of any Note First Lien Collateral and all claims under insurance constituting Note First Lien Collateral;

(ii) all proceeds of insurance on or constituting Note First Lien Collateral and all condemnation awards resulting from a taking of any Note First Lien Collateral will inure to the benefit of, and to the extent required by the Note Security Documents, the Additional Second Lien Documents and this Indenture will be paid to, the Trustee for account of the Holders of Notes and any Second Lien Debt Representative for the account of the holders of Additional Second Lien Debt; and

(iii) the Credit Agreement Agent and any First Lien Debt Representative will co-operate, if necessary and as reasonably requested by the Trustee or Second Lien Debt Representative, in effecting the payment of insurance proceeds of Note First Lien Collateral to the Trustee or any Second Lien Debt Representative;

and for as long as the Liens upon Credit Agreement First Lien Collateral securing Second Lien Obligations are Collective Second Liens to the extent permitted by the Credit Agreement or any Credit Agreement Security Document or Additional First Lien Documents:

(i) the Credit Agreement Agent and any First Lien Debt Representative will have, subject to the provisions of the Credit Agreement Security Documents and any Additional First Lien Documents, the sole right to adjust settlement of all insurance claims and condemnation awards in the event of any covered loss, theft or destruction or condemnation of any Credit Agreement First Lien Collateral and all claims under insurance constituting Credit Agreement First Lien Collateral;

(ii) all proceeds of insurance on or constituting Credit Agreement First Lien Collateral and all condemnation awards resulting from a taking of any Credit Agreement First Lien Collateral and all proceeds of any business interruption insurance will inure to the benefit of, and to the extent required by the Credit Agreement and any Additional First Lien Documents will be paid to, the Credit Agreement Agent for account of the holders of Credit Agreement Obligations and any First Lien Debt Representative for the account of the holders of Additional First Lien Debt; and

(iii) the Trustee and any Second Lien Debt Representative will co-operate, if necessary and as reasonably requested by the Credit Agreement Agent or First Lien Debt Representative, in effecting the payment of insurance proceeds of Credit Agreement First Lien Collateral to the Credit Agreement Agent or any First Lien Debt Representative.

In the event of any covered loss, theft or destruction or condemnation of both Note First Lien Collateral and Credit Agreement First Lien Collateral for which an insurer of the Company or any Obligor will only settle one claim or award, the Trustee, the Credit Agreement Agent, any Second Lien Debt Representative and any First Lien Debt Representative will co-operate to adjust settlement of the insurance claims in respect of the Note First Lien Collateral and Credit Agreement First Lien Collateral.

Section 10.07 Insolvency or Liquidation Proceedings.

If, in any Insolvency or Liquidation Proceeding and prior to the Discharge of Credit Agreement Indebtedness and release of any Liens securing Additional First Lien Obligations, the holders of all Indebtedness outstanding under the Credit Agreement or any Additional First Lien Documents (or such holders as may have the power to bind all of them):

(i) consent to any order for use of any cash collateral, except cash collateral consisting of Note First Lien Collateral, which provides that the holders of First Lien Obligations are granted a replacement Lien (A) upon the Credit Agreement First Lien Collateral that is senior to or at parity with all Liens upon the Credit Agreement First Lien Collateral securing First Lien Obligations and/or (B) upon some or all of the Note First Lien Collateral that is, by the express provisions of such order, in all respects subject and junior in priority to all Liens securing Second Lien Obligations (including all replacement Liens or adequate protection Liens at any time granted in such Insolvency or Liquidation Proceeding to secure Second Lien Obligations); or

(ii) consent to any order approving a debtor-in-possession financing which provides:

(A) that the aggregate principal amount of Indebtedness at any one time permitted to be incurred under such debtor-in-possession financing, when added to the aggregate principal amount of Indebtedness then outstanding under the Credit Agreement and any Additional First Lien Documents and outstanding under such debtor-in-possession financing, shall not exceed the Maximum Credit Agreement Indebtedness Amount (on a pro forma basis after giving effect to any substantially contemporaneous application of the proceeds of such incurrence), and

(B) that Obligations in respect of such debtor-in-possession financing will be secured by a Lien (i) upon the Credit Agreement First Lien Collateral that is senior to or at parity with all Liens upon the Credit Agreement First Lien Collateral securing First Lien Obligations and/or (ii) upon some or all of the Note First Lien Collateral that is, by the express provisions of such order, in all respects subject and junior in priority to all Liens securing Second Lien Obligations (including all replacement Liens or adequate protection Liens at any time granted in such Insolvency or Liquidation Proceeding to secure Second Lien Obligations), then the holders of Second Lien Obligations, the Trustee and each Second Lien Debt Representative will not oppose or otherwise contest the entry of such order, but only in respect of the provisions described in this paragraph.

If, in an Insolvency or Liquidation Proceeding and prior to the release, in whole, of all Liens securing Second Lien Obligations, the Trustee and any Second Lien Debt Representative:

(i) consents to any order relating to any sale of Note First Lien Collateral and providing, to the extent the sale is to be free and clear of Liens, that all such Liens shall attach to the proceeds of the sale, and

(ii) in connection therewith, consents to and supports before the court any request for Credit Bid Rights made by the Credit Agreement Agent, any First Lien Debt Representative or holders of First Lien Obligations (except that such holders need not admit, consent to or support any valuation of the Note First Lien Collateral alleged in support of the allowance of any secured claim based upon the Liens securing First Lien Obligations), then, so long as the Trustee, any Second Lien Debt Representative and the holders of Second Lien Obligations do not oppose or otherwise contest any request made by the holders of First Lien Obligations (which may be made only if, pursuant to any such order, the holders of Second Lien Obligations are, or are to be, granted a Lien upon any property) for the grant to the Credit Agreement Agent and any First Lien Debt Representative, for the benefit of the holders of Credit Agreement Obligations or Additional First Lien Obligations, as applicable, and as adequate protection (or its equivalent) for the Credit Agreement Agent or any First Lien Debt Representative’s interest in the Note First Lien Collateral under the Liens securing the Credit Agreement Obligations or Additional First Lien Obligations, as applicable, of a junior lien upon such property that is co-extensive in all respects with, but junior in priority (as set forth in Section 10.02 hereof) in all respects to, all Liens securing Second Lien Obligations upon such property pursuant to such order, any holders of First Lien Obligations, the Credit Agreement Agent and any First Lien Debt Representative will not oppose or otherwise contest the entry of such order solely in their capacity as a secured creditor based solely on any ground that may be asserted only by a secured creditor arising from or relating to any Lien securing First Lien Obligations.

If, in an Insolvency or Liquidation Proceeding and prior to the Discharge of Credit Agreement Indebtedness or release, in whole, of all Liens securing Additional First Lien Obligations, the holders of all Indebtedness outstanding under the Credit Agreement or Additional First Lien Documents (or such holders as may have the power to bind all of them):

(i) consent to any order relating to any sale of Credit Agreement First Lien Collateral and providing, to the extent the sale is to be free and clear of Liens, that all such Liens shall attach to the proceeds of the sale, and

(ii) in connection therewith, consent to and support before the court any request for Credit Bid Rights made by the Trustee, any Second Lien Debt Representative or holders of Second Lien Obligations (except that such holders need not admit, consent to or support any valuation of the Credit Agreement First Lien Collateral alleged in support of the allowance of any secured claim based upon the Liens securing the Second Lien Obligations), then, so long as the Credit Agreement Agent, any First Lien Debt Representative and the holders of First Lien Obligations do not oppose or otherwise contest any request made by the holders of Second Lien Obligations (which may be made only if, pursuant to any such order, the holders of First Lien Obligations are, or are to be, granted a Lien upon any property) for the grant to the Trustee or any Second Lien Debt Representative, for the benefit of the holders of Note Obligations or Additional Second Lien Obligations, as applicable, and as adequate protection (or its equivalent) for the Trustee or Second Lien Debt Representative’s interest in the Credit Agreement First Lien Collateral under the Liens securing Note Obligations or Additional Second Lien Obligations, as applicable, of a junior lien upon such property that is co-extensive in all respects with, but subordinated (as set forth in Section 10.02 hereof) in all respects to, all Liens securing First Lien Obligations upon such property pursuant to such order, any holders of Second Lien Obligations, the Trustee and each Second Lien Debt Representative will not oppose or otherwise contest the entry of such order solely in their capacity as a secured creditor based solely on any ground that may be asserted only by a secured creditor arising from or relating to any Lien securing Second Lien Obligations.

The holders of Second Lien Obligations, the Trustee and any Second Lien Debt Representative will not, at any time prior to the Discharge of Credit Agreement Indebtedness or release, in whole, of all Liens securing Additional First Lien Obligations, file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their Collective Second Liens in the Credit Agreement First Lien Collateral. The holders of First Lien Obligations, the Credit Agreement Agent and any First Lien Debt Representative will not, at any time prior to the release, in whole, of all Liens securing Second Lien Obligations, file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their Collective Second Liens in the Note First Lien Collateral. No right of any holder of Second Lien Obligations or Liens securing Second Lien Obligations to demand, seek and obtain adequate protection (or any comparable relief) for any Collective First Lien upon any Note First Lien Collateral, and no right of any holder of First Lien Obligations or Liens securing First Lien Obligations to demand, seek and obtain adequate protection (or any comparable relief) for any Collective First Lien upon any Credit Agreement First Lien Collateral, will be in any respect reduced, limited or affected hereby.

The holders of Second Lien Obligations, the Trustee and any Second Lien Debt Representative will not assert or enforce, at any time prior to the Discharge of Credit Agreement Indebtedness or release, in whole, of all Liens securing Additional First Lien Obligations, any claim under §506(c) of the United States Bankruptcy Code senior to or on a parity with any Collective First Lien upon Credit Agreement First Lien Collateral for costs or expenses of preserving or disposing of any Credit Agreement First Lien Collateral. The holders of First Lien Obligations, the Credit Agreement Agent and any First Lien Debt Representative will not assert or enforce, at any time prior to the release, in whole, of all Liens securing Second Lien Obligations, any claim under §506(c) of the United States Bankruptcy Code senior to or on a parity with any Collective First Lien upon Note First Lien Collateral for costs or expenses of preserving or disposing of any Note First Lien Collateral.

Section 10.08 Amendment of Intercreditor Provisions.

No amendment or supplement to the provisions set forth under this Article 10 will:

(i) be effective unless set forth in a writing signed by the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class, except that any such amendment which releases all or substantially all of the Collateral or contractually subordinates the Liens on the Note First Lien Collateral securing the Note Obligations shall be effective only with the consent of the Holders of at least 66 2/3% in principal amount of the Notes then outstanding, voting as a single class;

(ii) become effective at any time when any Credit Agreement Obligations are outstanding or committed under the Credit Agreement unless such amendment or supplement is consented to in writing signed by the Credit Agreement Agent acting upon the direction or with the consent of the Required Lenders; or

(iii) be effective at any time when any Additional First Lien Obligations or Additional Second Lien Obligations are outstanding unless such amendment or supplement is consented to in a writing signed by the applicable First Lien Debt Representative or Second Lien Debt Representative acting upon the direction or with the consent of the holders of Additional First Lien Obligations or holders of Additional Second Lien Obligations, as the case may be.

Any such amendment or supplement that:

(i) imposes any additional obligation upon the Company or any of its Subsidiaries or adversely affects the rights of the Company or any of its Subsidiaries will become effective only with the consent of the Company or such Subsidiary;

(ii) imposes any obligation upon the Trustee or adversely affects the rights of the Trustee in its individual capacity will be effective only with the consent of the Trustee;

(iii) imposes any obligation upon the Credit Agreement Agent or adversely affects the rights of the Credit Agreement Agent in its individual capacity will be effective only with the consent of the Credit Agreement Agent;

(iv) imposes any obligation upon any First Lien Debt Representative or Second Lien Debt Representative or adversely affects the rights of any First Lien Debt Representative or Second Lien Debt Representative in its individual capacity will be effective only with the consent of such First Lien Debt Representative or Second Lien Debt Representative, as the case may be.

Notwithstanding anything to the contrary in this section, no consent of any holder of Second Lien Obligations shall be required to change, waive, modify or vary the provisions set forth under this Article 10 as agreed to by the holders of First Lien Obligations, unless such change, waiver or modification materially adversely affects the rights of holders of the Second Lien Obligations as such and not the other secured creditors in a like manner.

Section 10.09 Waiver of Certain Subrogation, Marshalling, Appraisal and Valuation Rights.

To the fullest extent permitted by law, the holders of Second Lien Obligations, the Trustee and any Second Lien Debt Representative agree not to assert or enforce at any time prior to the Discharge of Credit Agreement Indebtedness and release, in whole, of Liens securing Additional First Lien Obligations:

(i) any right of subrogation to the rights or interests of holders of Collective First Liens in respect of any Credit Agreement First Lien Collateral or any claim or defense based upon impairment of any such right of subrogation;

(ii) any right of marshalling accorded to a junior lienholder, as against a priority lienholder, under equitable principles in respect of any Credit Agreement First Lien Collateral; or

(iii) any statutory right of appraisal or valuation accorded to a junior lienholder in respect of any Credit Agreement First Lien Collateral in a proceeding to foreclose a senior Lien thereon,

that otherwise may be enforceable in respect of any Lien securing Secured Lien Obligations as against any holder of Collective First Liens upon any Credit Agreement First Lien Collateral.

To the fullest extent permitted by law, the holders of First Lien Obligations, the Credit Agreement Agent and any First Lien Debt Representative agree not to assert or enforce at any time prior to the release, in whole, of all Liens securing Second Lien Obligations:

(i) any right of subrogation to the rights or interests of holders of Collective First Liens in respect of any Note First Lien Collateral or any claim or defense based upon impairment of any such right of subrogation;

(ii) any right of marshalling accorded to a junior lienholder, as against a priority lienholder, under equitable principles in respect of any Note First Lien Collateral; or

(iii) any statutory right of appraisal or valuation accorded to a junior lienholder in respect of any Note First Lien Collateral in a proceeding to foreclose a senior Lien thereon,

that otherwise may be enforceable in respect of any Lien securing First Lien Obligations as against any holder of Collective First Liens upon any Note First Lien Collateral.

Without in any way limiting the generality of the foregoing, each holder of Collective First Liens or Obligations secured by Collective First Liens may at any time and from time to time, without the consent of or notice to any holder of Collective Second Liens or Obligations secured thereby, without incurring any responsibility or liability to any holder of Collective Second Liens or Obligations secured thereby and without in any manner prejudicing, affecting or impairing the agreements and other obligations set forth in this Article 10:

(i) make loans and advances to the Company or any of its Subsidiaries or issue, guaranty or obtain letters of credit for account of the Company or any of its Subsidiaries or otherwise extend credit to the Company or any of its Subsidiaries, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(ii) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, compromise, accelerate, extend or refinance, any Obligation secured by a Collective First Lien or any agreement, guaranty, Lien or obligation of the Company or any of its Subsidiaries or any other person or entity in any manner related thereto, or otherwise amend, supplement or change in any manner any Collective First Lien or Obligation secured thereby or any such agreement, guaranty, Lien or obligation;

(iii) increase or reduce the amount of any Obligation secured by a Collective First Lien (up to the Maximum Credit Agreement Indebtedness Amount) or the interest, premium, fees or other amounts payable in respect thereof;

(iv) release or discharge any Obligation secured by a Collective First Lien or any guaranty thereof or any agreement or obligation of the Company or any of its Subsidiaries or any other person or entity with respect thereto;

(v) take or fail to take any Collective First Lien or any other collateral security for any Obligation or take or fail to take any action which may be necessary or appropriate to ensure that any Collective First Lien or any other Lien upon any property is duly enforceable or perfected or entitled to priority as against any other Lien or to ensure that any proceeds of any property subject to any Lien are applied to the payment of any obligation secured thereby;

(vi) release, discharge or permit the lapse of any or all Collective First Liens;

(vii) exercise or enforce, in any manner, order or sequence, or fail to exercise or enforce, any right or remedy against the Company or any other Obligor or any collateral security or any other person, entity or property in respect of any Collective First Lien or any right or power under Section 10.05 hereof and apply any payment or proceeds of collateral in any order of application; or

(viii) sell, exchange, release, foreclose upon or otherwise deal with any property that may at any time be subject to any Collective First Lien.

No exercise, delay in exercising or failure to exercise any right set forth in or arising under the provisions described in this Article 10, no act or omission of any holder of Collective First Liens or Obligations secured thereby in respect of the Company or any of its Subsidiaries or any other person or entity or any collateral security for any Obligation or any right arising under such provisions, no change, impairment, or suspension of any right or remedy of any holder of any Collective First Lien or Obligations secured thereby, and no other act, failure to act, circumstance, occurrence or event which, but for this sentence, would or could act as a release or exoneration of any obligation set forth in or arising under such provisions will in any way affect, decrease, diminish or impair any of the ranking agreements or any of the other rights and obligations of the holders of Secured Obligations, the Trustee, the Credit Agreement Agent and any Second Lien Debt Representative or First Lien Debt Representative set forth in or arising under such provisions.

Except for the contractual obligations set forth in or arising under the provisions described in this Article 10, the Credit Agreement Agent, any First Lien Debt Representative and holders of First Lien Obligations shall not have any duty, express or implied, fiduciary or otherwise, to any holder of Second Lien Obligations, the Trustee or any Second Lien Debt Representative, and any holder of Second Lien Obligations, the Trustee and any Second Lien Debt Representative shall not have any duty, express or implied, fiduciary or otherwise, to any holder of Credit Agreement Obligations, the Credit Agreement Agent or any First Lien Debt Representative.

The holders of First Lien Obligations, on the one hand, and the holders of Second Lien Obligations, on the other hand, shall each be responsible for keeping themselves informed of the financial condition of the Company and its Subsidiaries and all other circumstances bearing upon the risk of nonpayment of their outstanding Obligations. The Credit Agreement Agent, any First Lien Debt Representative and holders of First Lien Obligations shall have no duty to advise the Trustee, any Second Lien Debt Representative or any holder of Second Lien Obligations, and the Trustee, any Second Lien Debt Representative and holders of Second Lien Obligations shall have no duty to advise the Credit Agreement Agent, any First Lien Debt Representative or any holder of First Lien Obligations, of information regarding such condition or circumstances or as to any other matter. If any of them undertakes at any time or from time to time to provide any such information, it shall be under no obligation to provide any similar information on any subsequent occasion, to provide any additional information, to undertake any investigation, or to disclose any information which, pursuant to accepted or reasonable commercial finance practice, it wishes to maintain confidential.

Section 10.10 Obligations Not Subordinated.

The provisions of this Article 10 are intended solely to set forth the relative ranking of the Collective First Liens and Collective Second Liens and the other rights and obligations described therein. The Note Obligations, Credit Agreement Obligations, Additional First Lien Obligations and Additional Second Lien Obligations are senior non-subordinated obligations of the Company and Guarantors. Neither the Note Obligations, the Credit Agreement Obligations, the Additional First Lien Obligations the Additional Second Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the provisions of this Article 10 in any respect subordinated, deferred, postponed, restricted or prejudiced.

Section 10.11 Enforcement.

The rights and obligations set forth in or arising under this Article 10 are enforceable only by the Trustee, any Second Lien Debt Representatives, the Credit Agreement Agent and any First Lien Debt Representatives against each other (and their respective successors, including, but only to the extent expressly provided herein, a purchaser at a foreclosure sale conducted in foreclosure of the Trustee or Second Lien Debt Representative’s Liens), against the holders of Secured Obligations, and against the Obligors. No other Person (including holders of Secured Obligations) shall be entitled to enforce any such right or obligation.

Section 10.12 Relative Rights.

The provisions described in this Article 10 set forth certain relative rights, as lienholders, of the Trustee and any Second Lien Debt Representative and the Credit Agreement Agent and any First Lien Debt Representative. Nothing in this Indenture or any comparable provision of the Credit Agreement or Additional Lien Documents will:

(i) impair, as between the Company, any other Obligor and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest and Liquidated Damages, if any, on the Notes in accordance with their terms or to perform any other obligation of the Company or any other Obligor under the Note Documents;

(ii) impair, as between the Company, any other Obligor and holders of Indebtedness outstanding under the Credit Agreement or any Additional Lien Documents, the obligation of the Obligors which are borrowers under or guarantors of the Credit Agreement or any Additional Lien Documents, as applicable, which is absolute and unconditional, to pay principal of, premium and interest, on such Indebtedness in accordance with the terms of the Credit Agreement or any Additional Lien Documents, as applicable, or to perform any other obligation of the Company or any other Obligor under the Credit Agreement or any Additional Lien Document, as applicable;

(iii) affect the relative rights of holders of Secured Obligations and other creditors of the Company or any of its Subsidiaries;

(iv) restrict the right of any holder of Secured Obligations to sue for payments that are then due and owing;

(v) prevent the Trustee, the Credit Agreement Agent, any First Lien Debt Representative, any Second Lien Debt Representative or any holder of Secured Obligations from exercising against the Company or any other Obligor any of its available remedies upon a Default or Event of Default, except to the extent otherwise expressly set forth in the case of enforcement of Collective Second Liens under Section 10.05 hereof; or

(vi) restrict the right of the Trustee, the Credit Agreement Agent, any First Lien Debt Representative, any Second Lien Debt Representative or any holder of Secured Obligations to file and prosecute a petition seeking an order for relief in an involuntary bankruptcy case as to any Obligor or otherwise to commence, or seek relief commencing, any Insolvency or Liquidation Proceeding in respect of any Collateral as to which it has a Collective First Lien involuntarily against any Obligor or to assert or enforce any claim, Lien, right or remedy in any voluntary or involuntary bankruptcy case or Insolvency or Liquidation Proceeding in compliance with the applicable provisions of this Indenture, the Credit Agreement or Additional Lien Documents, as the case may be.

ARTICLE 11
COLLATERAL AND SECURITY

Section 11.01 Security Documents.

The payment of the principal of and interest and premium and Liquidated Damages, if any, on the Notes when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by any Guarantor pursuant to the Guarantees, the payment of all other Note Obligations and the performance of all other Obligations of the Company and its Subsidiaries under the Note Documents will be secured by the Collateral pursuant to the Note Security Documents delivered as required or permitted by this Indenture.

Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Note Security Documents (including without limitation, the provisions providing for foreclosure and release of the Collateral securing the Note Obligations) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Trustee to enter into the Note Security Documents and perform its obligations and exercise its rights thereunder in accordance therewith.

Section 11.02 Note Collateral.

The Note Obligations will be secured by:

(i) first-priority security interests in the Note First Lien Collateral, other than Credit Agreement First Lien Collateral and Excluded Note Assets and subject to Permitted Prior Liens, and

(ii) second-priority security interests in the Credit Agreement First Lien Collateral (other than Excluded Note Assets), subject to Permitted Prior Liens.

The Collateral securing Note Obligations does not and will not include (a) any property or assets owned by any Foreign Subsidiary, (b) any voting Capital Stock in excess of 65% of the total outstanding voting Capital Stock in any Excluded Foreign Subsidiary, (c) any Capital Stock and other securities of Subsidiaries referred to in clause (ii) above only to the extent the Applicable Value (defined as the aggregate principal amount, par value or book value as carried by the Company or the market value, whichever is the greatest of such capital stock and other securities) (on a Subsidiary-by-Subsidiary basis) is equal to or greater than 20% of the aggregate principal amount of Notes then outstanding, (d) any lease, license, contract, property right or agreement to which the Company or any Guarantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest under the security documents shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement shall be an Excluded Note Asset only to the extent and for so long as the consequences specified above shall result and shall cease to be an Excluded Note Asset and shall become subject to the security interest granted under the security documents, immediately and automatically, at such time as such consequences shall no longer result; (e) any interests in real property owned or leased by the Company or any Guarantor only for so long as such interest represents an Excluded Perfection Asset; and (f) proceeds and products from any and all of the foregoing excluded collateral described in clauses (a) through (e), unless such proceeds or products would otherwise constitute Collateral securing Note Obligations within the definition above (collectively, the “Excluded Note Assets”).

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission of separate financial statements of any Restricted Subsidiary of the Company due to the fact that such Restricted Subsidiary’s Capital Stock or other securities secure the Notes, then the Capital Stock or other securities of such Restricted Subsidiary shall automatically be deemed to not be part of the Collateral securing the Note Obligations, but only to the extent necessary to not be subject to such requirement. In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the Commission to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Restricted Subsidiary’s Capital Stock and other securities to secure the Notes in excess of the amount or value then pledged without the filing with the Commission of separate financial statements of such Restricted Subsidiary, then the Capital Stock and other securities of such Restricted Subsidiary shall automatically be deemed to be a part of the Collateral securing the Note Obligations, but only to the greatest extent which would not cause the financial statements of such Restricted Subsidiary to be subject to any such financial statement requirement.

Notwithstanding the foregoing provisions, if granting or perfecting any first or second lien in any Collateral to secure the Note Obligations consisting of rights that are licensed or leased from a third-party requires the consent of such third party pursuant to the terms of an applicable license or lease agreement, and such terms are enforceable under applicable law, the Company or the Guarantors, as the case may be, will use all commercially reasonable efforts to obtain such consent with respect to the granting or perfecting of such first or second lien, but if the third-party does not consent to the granting or perfecting of such first or second lien after the use of commercially reasonable efforts, none of the Company or the Guarantors will be required to do so.  If a first or second lien in the assets or property to be subject to such first or second lien cannot be granted or perfected under applicable law, neither the Company nor the Guarantors will be required to grant or perfect, as applicable, such first or second lien.

The Company and the Guarantors will not be required to perfect the second-priority security interests in the Excluded Perfection Assets to secure the Note Obligations.

The Company agrees that if the Company or any of the Guarantors at any time owns or acquires any property, other than Excluded Note Assets, that is not subject to a valid, enforceable perfected Lien in favor of the Trustee (or its co-trustee, agent or sub-agent) as security for the Note Obligations, then the Company shall, or shall cause such Guarantor to, execute and deliver to the Trustee a Note Security Document upon substantially the same terms as the Note Security Documents delivered in connection with the issuance of the Notes, granting a Lien upon such property in favor of the Trustee as security for the Note Obligations, cause such Lien to be duly perfected in any manner permitted by law and cause each other Lien upon such property to be released, unless it is a Permitted Lien, or junior in priority to the Liens securing Note Obligations if it is a Permitted Lien but not a Permitted Prior Lien.

Section 11.03 Authorization of Actions to Be Taken.

Each Holder of Notes, by its acceptance of a Note, consents and agrees to the terms of each Note Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee to enter into the Note Security Documents, and authorizes and empowers the Trustee to bind the Holders of Notes and other holders of Note Obligations as set forth in the Note Security Documents and to perform its obligations and exercise its rights and powers thereunder.

The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Note Security Documents and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Subject to the provisions of Sections 7.01 and 7.02 hereof and subject to Section 10.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, take all actions it deems necessary or appropriate in order to:

(i) foreclose upon or otherwise enforce any or all of the Liens securing Note Obligations;

(ii) enforce any of the terms of the Note Security Documents; or

(iii) collect and receive payment of any and all Note Obligations.

The Trustee is authorized and empowered to institute and maintain such suits and proceedings as it may deem expedient to protect or enforce the Liens securing Note Obligations or the Note Security Documents or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Note Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders of Notes or the Trustee.

Section 11.04 Release of Liens Securing Note Obligations.

The Liens securing Note Obligations will automatically and without the need for any further action by any Person be released:

(i) in whole, as to all property subject to such Liens, upon payment in full of the principal of, accrued and unpaid interest and premium and Liquidated Damages, if any, on the Notes and payment in full of all other Note Obligations that are due and payable at or prior to the time such principal, accrued and unpaid interest and premium and Liquidated Damages, if any, are paid;

(ii) in whole, as to all property subject to such Liens, upon satisfaction and discharge of this Indenture as set forth in Article 13 hereof;

(iii) in whole, as to all property subject to such Liens, upon a Defeasance or Covenant Defeasance as set forth under Article 8 hereof;

(iv) in part, as to any property that (A) is sold or otherwise disposed of by the Company or one of its Subsidiaries in a transaction not prohibited by this Indenture, at the time of such sale or disposition, to the extent of the interest sold or disposed of, (B) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee or (C) constitutes Excess Proceeds from the Sale of Note First Lien Collateral (except to the extent required to be deposited in the Asset Sales Proceeds Account);

(v) as to property that constitutes all or substantially all of the Collateral, with the consent of at least 66 2/3% in principal amount of the then outstanding Notes as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes);

(vi) as to property that constitutes less than all or substantially all of the Collateral, with the consent of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, purchase of, the Notes); or

(vii) on any or all of the Credit Agreement First Lien Collateral, upon any release thereof by the Credit Agreement Agent or as otherwise authorized or directed by the Credit Agreement Agent; provided, however, that if there is reinstated a Lien securing Credit Agreement Obligations on any or all of the Credit Agreement First Lien Collateral upon which the Lien securing Note Obligations has been released pursuant to this clause (vii) then the Lien securing the Note Obligations on such Credit Agreement First Lien Collateral will also be deemed reinstated on a second priority basis.

The Trustee shall execute and deliver to the Company at the Company’s sole expense all documents that the Company shall reasonably request to evidence such release.

Section 11.05 Further Assurances; Inspection; Expense Reimbursement; Indemnity.

The Company shall, and shall cause each of its Subsidiaries to, do or cause to be done all acts and things which may be required, or which the Trustee from time to time may reasonably request, to assure and confirm that the Trustee holds, for the benefit of the Holders of Note Obligations, duly created and enforceable and, except in the case of any Excluded Perfection Assets, perfected Liens upon the Collateral as contemplated by this Indenture and the Note Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes, Guarantees and all other Note Obligations, according to the intent and purposes herein expressed.

Upon request of the Trustee, at any time, and from time to time, the Company shall, and shall cause each of its Subsidiaries to, promptly execute, acknowledge and deliver such Note Security Documents, instruments, certificates, notices and other documents and take such other actions as the Trustee may reasonably request to create, perfect (except in the case of any Excluded Perfection Assets), protect, assure or enforce the Liens securing Note Obligations and benefits intended to be conferred as contemplated by this Indenture for the benefit of the holders of Note Obligations. If the Company or such Subsidiary fails to do so, the Trustee is hereby irrevocably authorized and empowered, with full power of substitution, to execute, acknowledge and deliver such Note Security Documents, instruments, certificates, notices and other documents and, subject to this Indenture, take such other actions in the name, place and stead of the Company or such Subsidiary, but the Trustee will have no obligation to do so and no liability shall attach to it for any action taken or omitted by it in good faith in connection therewith.

The Company shall bear and pay all legal expenses, collateral audit and valuation costs, filing fees, insurance premiums and other costs associated with the performance of the obligations of the Company and its Subsidiaries set forth in this Section 11.05.

The Company shall pay, reimburse the Trustee and the Holders of Notes for, and, to the fullest extent lawful, defend and indemnify each of them against, all claims, liabilities, taxes, costs and expenses of every type and nature (including, without limitation, the reasonable fees and charges of attorneys, advisors, auditors and consultants acting for any of them) incurred by any of them as a result of or in connection with the creation, perfection (except in the case of Excluded Perfection Assets), protection or enforcement of the Liens securing Note Obligations or the exercise or enforcement of any right or remedy under the Note Security Documents or to prove, preserve, protect or enforce any Lien securing Note Obligations or any claim based upon any Lien securing Note Obligations in any legal proceeding, including any Insolvency or Liquidation Proceeding, except that the Trustee or a Holder of Notes shall not be entitled to indemnity in respect of any claim, liability or loss that resulted directly and primarily from its own gross negligence or willful misconduct.

The Company shall pay, reimburse the Trustee and the Holders of Notes for, and, to the fullest extent lawful, defend and indemnify each of them against, all claims, liabilities, taxes, costs and expenses of every type and nature (including, without limitation, the reasonable fees and charges of attorneys, advisors, auditors and consultants acting for any of them) incurred by any of them as a result of or in connection with: (A) the presence, release, or threatened release of or exposure to any hazardous material at, from, in, to, on, or under any property currently or formerly owned, leased or otherwise used or occupied by the Company or any of its Subsidiaries; (B) the transportation, treatment, storage, handling, recycling or disposal or arrangement for transportation, treatment, storage, handling, recycling or disposal of any hazardous material at or to any location by or on behalf of the Company or any of its Subsidiaries;

or (C) any violation of environmental law by the Company or any of its Subsidiaries, except that the Trustee or Holder of Notes shall not be entitled to indemnity in respect of any claim, liability or loss that resulted directly and primarily from its own gross negligence or willful misconduct.

The Company shall comply with the applicable provisions of TIA §314(b).

To the extent applicable, the Company shall cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefore of any property or securities to be subjected to the Lien of the Note Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an Officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the Trustee or as otherwise permitted under TIA §314(d).

To the extent applicable, the Company shall furnish to the Trustee, prior to each proposed release of Collateral securing the Note Obligations pursuant to the Note Security Documents:

(i) all documents required by TIA §314(d); and

(ii) an Opinion of Counsel to the effect that such accompanying documents constitute all documents required by TIA §314(d).

Section 11.06 Amendment of Note Security Documents.

No amendment or supplement to the provisions of the Note Security Documents will be effective without the consent of at least a majority in aggregate principal amount of the Notes outstanding, except that:

(i) no amendment or supplement to the provisions of the Note Security Documents that adversely affects the right of any Holder of Notes to share equally and ratably with the Holders of other Notes in the benefits of any Lien securing Note Obligations will be effective without the consent of such Holder;

(ii) any amendment or supplement to the provisions of the Note Security Documents that releases any of the Collateral will be permitted if permitted by the provisions described under Section 11.04 hereof;

(iii) any amendment or supplement to the corresponding provisions of the Credit Agreement Security Documents shall automatically apply to the Notes Security Documents unless it has the effect of releasing any Lien securing the Note Obligations which is not permitted under Section 11.04 hereof; and

(iv) any amendment or modification of the Note Security Documents to the extent necessary to release the Liens securing the Note Obligations on the shares of Capital Stock or other securities or to include shares of Capital Stock or other securities as Collateral in the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or so interpreted by the Commission, as permitted under Section 11.02 hereof, will be effective without the consent of any Holder of Notes;

provided however, that in the event that the Credit Agreement Agent, after the date of this Indenture,  elects to perfect the Lien on the Asset Sales Proceeds Account securing the Credit Agreement

Obligations, the Company, the Guarantors, the Trustee and the Credit Agreement Agent may amend or supplement any Note Security Document with respect to such Asset Sales Proceeds Account without the consent of any Holder of a Note to perfect such Lien.  Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Note Security Document with respect to such Asset Sales Proceeds Account, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental Note Security Document authorized or permitted by the terms of this paragraph and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Note Security Document with respect to such Asset Sales Proceeds Account that affects its own rights, duties or immunities under this Indenture or otherwise.

ARTICLE 12
GUARANTEES

Section 12.01 Guarantee.

Subject to this Article 12, each of the Guarantors hereby, jointly and severally, unconditionally guarantees on a senior secured basis to each Holder of a Note authenticated by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:  (1) the principal of and interest on the Notes will be promptly paid in full when due (whether at maturity, by acceleration, redemption or otherwise), interest on the overdue principal of and interest on the Notes, if any, if lawful, Liquidated Damages, if any, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.  Each Guarantor that makes a payment or distribution under a guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the assets of each Guarantor determined accordance with GAAP.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 12.02 Limitation of Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 12 hereof, such Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under its Guarantee will not constitute a fraudulent transfer or conveyance.

Section 12.03 Execution And Delivery Of Guarantee.

To evidence its Guarantee set forth in Section 12.01, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form included in Exhibit E shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in Section 12.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company creates or acquires any new Restricted Subsidiaries subsequent to the date of this Indenture, if required by Section 4.19 hereof, the Company shall cause such Restricted Subsidiaries to execute Supplemental Indentures to this Indenture and Guarantees in accordance with Section 4.19 hereof and this Article 12, to the extent applicable.

Section 12.04 Guarantors May Consolidate, Etc., On Certain Terms.

(a) Except as otherwise provided in Section 12.05 and clause (b) below, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(i) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture, its Guarantee and, if it is still in effect, the Registration Rights Agreement pursuant to a Supplemental Indenture and appropriate Note Security Documents reasonably satisfactory to the Trustee; or

(ii) such sale, disposition, merger or consolidation is permitted by the terms of this Indenture and, to the extent required, the Net Cash Proceeds are applied in accordance with the applicable provisions of this Indenture.

In the case of any such sale of substantially all of the assets to or, consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by Supplemental Indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Guarantees endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee.  All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (i) and (ii) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

(b) The Guarantee of a Guarantor will be released:

(i) in connection with any consolidation or merger if the Guarantor or surviving Person shall cease to be a Subsidiary of the Company, if the consolidation or merger complies with the provisions of this Indenture;

(ii) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if all of the conditions in Section 12.05 hereof are satisfied and the sale or other disposition complies with Section 4.10 hereof;

(iii) if the Guarantor is declared to be an Unrestricted Subsidiary in accordance with the provisions of this Indenture; or

(iv) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company or any sale of Capital Stock or other disposition or transaction in which a Guarantor ceases to be a

Restricted Subsidiary, in both cases, if such sale or disposition or transaction is permitted by this Indenture.

Section 12.05 Releases Following Sale Of Assets.

If a Guarantee is released under Section 12.04(b) hereof,, then such Guarantor or the successor or surviving Person will be released and relieved of any obligations under its Guarantee; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof.  Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such release was made by the Company in accordance with the provisions of this Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its Guarantee.

In the event of the defeasance of the Notes in accordance with the terms of this Indenture, including without limitation Sections 8.02 and 8.03 hereof, then such Guarantor will be released and relieved of any obligations under its Guarantee.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 12.

ARTICLE 13
SATISFACTION AND DISCHARGE

Section 13.01 Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued hereunder except as to surviving rights as provided herein, and the Trustee, on demand and at the expense of the Company shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when:

(a)           either:

(i) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced as provided in Section 2.07 or paid and Notes for whose payment funds have been deposited in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided in Section 8.05) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the reasonable expense, of the Company, and either the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest on such Notes, at such maturity, Stated Maturity or redemption date;

(b)           the Company and the Guarantors have paid or caused to be paid all other sums payable under this Indenture by the Company and the Guarantors;

(c)           the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in form and substance reasonably satisfactory to the Trustee, each stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture under this Section 13.01 have been complied with, and that such satisfaction and discharge shall not result in a breach or violation of, or constitute a Default under, this Indenture or a breach or violation of any provision of any agreement relating to any Senior Indebtedness; and

(d)           the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (ii) of clause (a) of this Section 13.01, the provisions of Section 8.06 and Section 13.02 shall survive.  The Collateral will be released from the Lien securing the Notes, as provided by Section 12.05 hereof, upon a satisfaction and discharge in accordance with the provisions described in this Section 13.01.

Section 13.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Liquidated Damages, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided that if the Company has made any payment of principal of, premium or Liquidated Damages, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 14
MISCELLANEOUS

Section 14.01 TIA Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the duties imposed by the TIA shall control.

Section 14.02 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address.

If to the Company and/or any Guarantor:

Playtex Products, Inc.

300 Nyala Farms Road

Westport, Connecticut  06880

Telecopier No.:  (203) 341-4260

Attention: Chief Financial Officer

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York  10019

Telecopier No.:  (212) 757-3990

Attention:  John C. Kennedy, Esq.

If to the Trustee:

Wells Fargo Bank Minnesota, National Association
213 Court Street, Suite 703

Middletown, Connecticut  06547

Telecopier No.:  (860) 704-6219
Attention:  Joseph P. O’Donnell

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 14.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(i) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(ii) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(i) a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future member, director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, this Indenture, the Note Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 14.08 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 14.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10 Successors.

All agreements of the Company and the Guarantors in this Indenture, the Notes and the Guarantees shall bind their successors.  All agreements of the Trustee in this Indenture shall bind its successors.

Section 14.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 14.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of February 19, 2004

PLAYTEX PRODUCTS, INC.

By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President, Chief Financial Officer and Director

PLAYTEX SALES & SERVICES, INC.

By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President, Chief Financial Officer

PLAYTEX MANUFACTURING, INC.

By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President, Chief Financial Officer

PLAYTEX INVESTMENT CORP.

By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President, Chief Financial Officer

PLAYTEX INTERNATIONAL CORP.

By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President, Chief Financial Officer

TH MARKETING CORP.

By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President, Chief Financial Officer

SMILE-TOTE, INC.

By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President, Chief Financial Officer

SUN PHARMACEUTICALS CORP.

By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President, Chief Financial Officer

PERSONAL CARE GROUP, INC.

By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President, Chief Financial Officer

PERSONAL CARE HOLDINGS, INC.

By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President, Chief Financial Officer

CAREWELL INDUSTRIES, INC.

By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President, Chief Financial Officer

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Glenn A. Forbes
	Name:	Glenn A. Forbes
	Title:	Executive Vice President, Chief Financial Officer

EXHIBIT A

(Face of Global Note)

CUSIP/CINS

8% Senior Secured Notes due 2011

No.	$

PLAYTEX PRODUCTS, INC.

promises to pay to                          , or registered assigns, the principal sum of                         Dollars on March 1, 2011

Interest Payment Dates:  March 1 and September 1

Record Dates:  February 15 and August 15

Dated:  February 19, 2004

PLAYTEX PRODUCTS, INC.

By:
Name:
Title:

This is one of the Global Notes referred to

in the within-mentioned Indenture:

WELLS FARGO BANK MINNESOTA,

NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Back of Note)

8% [Series A] [Series B] Senior Secured Notes due 2011

Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL in as much as the registered owner hereof, Cede & Co., has an interest herein.

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (IV) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (AN “IAI”) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (V) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

THE COMPANY (WHICH TERM INCLUDES ANY SUCCESSOR THERETO) AGREES, AND BY ACCEPTING A BENEFICIAL OWNERSHIP INTEREST IN THIS SECURITY EACH HOLDER AND ANY BENEFICIAL OWNER OF THIS SECURITY OR OWNER OF A BENEFICIAL INTEREST IN THIS SECURITY WILL BE DEEMED TO HAVE AGREED, FOR UNITED STATES FEDERAL INCOME TAX PURPOSES (i) TO TREAT THIS SECURITY AS A DEBT INSTRUMENT THAT IS SUBJECT TO TREAS. REG. SEC. 1.1275-4 (THE “CONTINGENT PAYMENT REGULATIONS”), (ii)  TO ACCRUE INTEREST WITH RESPECT TO THE SECURITY AS ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES ACCORDING TO THE “NONCONTINGENT BOND METHOD,” SET FORTH IN THE CONTINGENT PAYMENT REGULATIONS, AND TO BE BOUND BY THE COMPANY’S DETERMINATION OF THE “COMPARABLE YIELD” AND “PROJECTED PAYMENT SCHEDULE,” WITHIN THE MEANING OF THE CONTINGENT PAYMENT REGULATIONS, WITH RESPECT TO THIS SECURITY, AND (iii) TO TREAT THE POSSIBILITY THAT THE COMPANY WILL PAY AMOUNTS IN EXCESS OF STATED INTEREST OR PRINCIPAL WITH RESPECT TO THE NOTES (OTHER THAN AMOUNTS PAID IN CONNECTION WITH A CHANGE OF CONTROL REDEMPTION OR RESTRUCTURING SALE REDEMPTION) AS A CONTINGENCY THAT IS “REMOTE” OR “INCIDENTAL” WITHIN THE MEANING OF TREAS. REG. SEC. 1.1275-2(H).   THE COMPANY AGREES TO PROVIDE PROMPTLY TO THE HOLDER OF THIS SECURITY, UPON WRITTEN REQUEST, THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE.  ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE COMPANY AT THE FOLLOWING ADDRESS: 300 NYALA FARMS ROAD, WESTPORT, CONNECTICUT 06880, TELEPHONE NUMBER (203) 341-4000.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             INTEREST.  Playtex Products, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 8% per annum from February 19, 2004 until maturity and shall pay the Liquidated Damages, if any, payable pursuant to Registration Rights Agreement referred to below.  Interest on the Notes will accrue at the rate of 8% per annum.  The Company will pay interest and Liquidated Damages, if any, semi-annually on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 19, 2004; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided further that the first Interest Payment Date shall be September 1, 2004.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy

Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.             METHOD OF PAYMENT.  The Company will pay interest on the Notes (except defaulted interest) and Liquidated Damages to the Persons who are registered Holders of Notes at the close of business on the Record Date next preceding the Interest Payment Date, even if such Notes are cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium and Liquidated Damages, if any, and interest at the office of the Paying Agent and Registrar.  Holders of Notes must surrender their Notes to the Paying Agent to collect principal payments, and the Company may, at its option, pay principal and interest and Liquidated Damages, if any, by check and may mail checks to a Holder’s registered address; provided that all payments with respect to Global Notes and Definitive Notes, the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.             PAYING AGENT AND REGISTRAR.  Initially, Wells Fargo Bank Minnesota, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.             INDENTURE.   The Company issued the Notes under an Indenture dated as of February 19, 2004 (“Indenture”), between the Company, the Guarantors named in Schedule 1 thereto (the “Guarantors”) and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are secured obligations of the Company and the Guarantors.  The Notes are secured by security interests in the Collateral pursuant to the Note Security Documents.  The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

5.             OPTIONAL REDEMPTION.

(a)           Except as provided in subparagraphs (b) and (c) of this Paragraph 5, the Notes will not be redeemable at the Company’s option prior to March 1, 2008. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 90 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Percentage
2008	104.000%
2009	102.000%
2010 and thereafter	100.000%

(b)           Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, on or prior to March 1, 2007, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 100.000% of the principal amount thereof redeemed plus the Applicable Premium (as defined below), plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings (“Equity Offering Redemption”) or Restructuring Sales (“Restructuring Sale Redemption”); provided that at least 65% of the aggregate principal amount of Notes issued from time to time under the Indenture remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company and its Subsidiaries); and provided further that such redemption shall occur within 90 days of the date of the closing of any such Equity Offering or Restructuring Sale.

(c)           Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, on or prior to March 1, 2007, the Company may also redeem the Notes, in whole but not in part, upon the occurrence of a Change of Control (“Change of Control Redemption”), upon not less than 30 nor more than 60 days’ prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control), at a redemption price of 100.000% of the principal amount of Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date.

“Applicable Premium” means (i) with respect to an Equity Offering Redemption, 8% of the principal amount of the Notes redeemed and (ii) with respect to a Restructuring Sale Redemption or a Change of Control Redemption, the percentage (expressed as percentages of principal amount of Notes redeemed) set forth below if redeemed during the twelve-month period prior to March 1 of the years indicated below:

Year	Percentage
2005	12.000%
2006	10.000%
2007	8.000%

(d)           Any redemption pursuant to this subparagraph 5 shall be made pursuant to the provisions of Section 3.01 through 3.06 of the Indenture.

6.             MANDATORY REDEMPTION. Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

7.             REPURCHASE AT OPTION OF HOLDER.

(a)           Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such Holder’s Notes pursuant to the offer described in Section 4.14 of the Indenture (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the “Change of Control Payment”). Within 15 days following any Change of Control, the Company will, or will cause the Trustee to, mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

(b)           If the Net Cash Proceeds from an Asset Sale are equal to or exceed $100.0 million, the Company (or the Restricted Subsidiary that owned those assets, as the case may be) will be required to deliver, concurrently with the closing of such Asset Sale, a report to the Trustee from an independent nationally recognized investment banking firm or firm experienced in the appraisal or similar review of similar types of transactions, certifying the Fair Market Value of the Note First Lien Collateral and/or other property and assets sold in such Asset Sale.

After the receipt of any Net Cash Proceeds from an Asset Sale:

(i) with respect to the Net Cash Proceeds derived from Note First Lien Collateral in the Asset Sale that do not exceed $100.0 million and the Net Cash Proceeds that are not derived from Note First Lien Collateral in the Asset Sale, the Company (or the Restricted Subsidiary that owned those assets, as the case may be) will be required to apply such Net Cash Proceeds within 12 months after the receipt of any such Net Cash Proceeds to:

(A)  repay, redeem, repurchase or otherwise retire Indebtedness (or permanently reduce commitments, as the case may be) outstanding under the Credit Agreement Obligations, the Additional First Lien Obligations, the Additional Second Lien Obligations or the Note Obligations, or

(B) purchase additional properties or assets that will be used in the businesses of the Company or its Restricted Subsidiaries or in businesses reasonably related thereto which for purposes of the Indenture shall include any consumer products business; and

(ii) with respect to the Net Cash Proceeds derived from Note First Lien Collateral in the Asset Sale that are equal to or exceed $100.0 million:

(A) the Company (or the Restricted Subsidiary that owned those assets, as the case may be) will be required to upon receipt of such Net Cash Proceeds, deposit such Net Cash Proceeds as cash collateral in an Asset Sales Proceeds Account, and

(B) such Net Cash Proceeds will immediately constitute Excess Proceeds (to the extent that the Company has not exercised its rights under Section 3.07 o the Indenture to use such Net Cash Proceeds to redeem Notes).

The amount of such Net Cash Proceeds not applied as described in clause (i) of the preceding sentence and the amount of Net Cash Proceeds deposited into the Asset Sales Proceeds Account shall constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals $25.0 million or more the Company shall apply the Excess Proceeds to the repayment of the Notes and any other Additional Second Lien Debt required to be repurchased under the instrument governing such Additional Second Lien Debt.  The Company will be required to make an offer to all Holders of Notes (an “Asset Sale Offer”) in accordance with the provisions set forth in the Indenture to purchase the maximum principal amount of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Additional Second Lien Debt (subject to proration in the event such amount is less than the aggregate Offered Price (as defined in the Indenture) of all Notes tendered); and to the extent required by such Additional Second Lien Debt to permanently reduce the principal amount of such Additional Second Lien Debt, the Company shall make an offer to purchase or otherwise repay or repurchase or redeem other Additional Second Lien Debt (a “Additional Second Lien Debt Offer”) in an amount (“Additional Second Lien Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event shall the Additional Second

Lien Debt Amount exceed the principal amount of such Additional Second Lien Debt plus the amount of any premium required to be paid to repurchase such Additional Second Lien Debt. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an Asset Sale Offer may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse side of the Notes.

8.             NOTICE OF REDEMPTION.  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date, except as provided in the Indenture, to each Holder whose Notes are to be redeemed at its registered address, except that notice of redemption may be mailed more than 60 days prior to the redemption date if such notice is issued in connection with a Defeasance of the Notes, a satisfaction and discharge of the Notes or an optional redemption of the Notes made in accordance with Section 3.07 of the Indenture (other than Section 3.07(b) of the Indenture).  Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9.             DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

10.           PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

11.           AMENDMENT, SUPPLEMENT AND WAIVER.  Subject to certain exceptions, the Indenture, the Guarantees, the Notes or the Note Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (and Additional Notes, if any) and any past Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest or Liquidated Damages, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (and Additional Notes, if any).  Without the consent of any Holder of a Note, the Indenture, the Guarantees, the Notes and the Note Security Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of the Notes in case of a merger or consolidation or sale of substantially all of the assets of the Company as permitted by the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, to allow any Guarantor or other Person to execute a Supplemental Indenture to the Indenture and/or a Guarantee with respect to the Notes, to add additional assets as Collateral or to release Collateral from the Liens securing the Note Obligations as permitted or required by the Note Security Documents and the Indenture or upon any amendment, waiver or consent to the Note

Security Documents that requires the consent of the Trustee (but not any Holder of a Note) as and to the extent set forth under Articles 10 or 11 of the Indenture.

12.           DEFAULTS AND REMEDIES.  Each of the following constitutes an “Event of Default”: (a) a default in the payment of any interest or Liquidated Damages, if any, with respect to any Note when it becomes due and payable, and such default shall continue for a period of 30 days; (b) a default in the payment of the principal of (or premium, if any, on) any Note when and as the same shall become due and payable at maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise); (c) (i) a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture or the Note Security Documents (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clauses (a) or (b) above or in sub-clauses (ii) or (iii) of this clause (c)) and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes; (ii) a default in the performance or breach of the provisions described in Article 5 of the Indenture; or (iii) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of Section 4.14 of the Indenture; (d) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $25.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated; (e) any Guarantee shall for any reason cease to be, or be asserted in writing by any Guarantor or the Company not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee; (f) one or more final judgments, orders or decrees for the payment of money in excess of $15.0 million, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and shall not be discharged and either (i) enforcement proceedings shall have been commenced upon such judgment, order or decree or (ii) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect; (g) certain events of bankruptcy or insolvency as described in the Indenture with respect to the Company or any Material Subsidiary; or (h) unless all of the Collateral securing the Note Obligations shall have been release from the Liens thereon, a breach by the Company or any Restricted Subsidiary of any material representation or warranty or agreement in the Note Security Documents, the repudiation by the Company or any Restricted Subsidiary of obligations under the Note Security Documents or the unenforceability of the Note Security Documents against the Company or any Subsidiary, and in the event of a repudiation or unenforceability, such repudiation or unenforceability is not cured within 30 days after written notice to the Company.

If any Event of Default (other than certain events of bankruptcy or insolvency with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding may declare all the Notes to be due and payable immediately by a notice in writing to the Company and upon any such declaration such amount shall become immediately due and payable.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of Notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences as provided in the Indenture.

13.           TRUSTEE DEALINGS WITH COMPANY.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14.           NO RECOURSE AGAINST OTHERS.  No past, present or future member, director, officer, employee, incorporator or stockholder, of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company and the Guarantors under the Notes, the Guarantees, the Indenture, the Note Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

15.           AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.           ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.           ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement.

19.           CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.  Requests may be made to:

Playtex Products, Inc.

300 Nyala Farms Road

Westport, Connecticut 06880

Telecopier No.:  (203) 341-4260

Attention:  Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

 (Insert assignee’s legal name)

 (Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                       to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No:

Signature Guarantee*:

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased: $________

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No:

Signature Guarantee*:

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Playtex Products, Inc.

300 Nyala Farms Road

Westport, Connecticut 06880

Telecopier No.:  (203) 341-4260

Attention:  Chief Financial Officer

Wells Fargo Bank Minnesota, National Association

213 Court Street, Suite 703

Middletown, Connecticut 06457

Telecopier No.:  (860) 704-6219

Attention:  Corporate Trust Administration

Re:                               8% Senior Secured Notes due 2011

Reference is hereby made to the Indenture, dated as of February 19, 2004 (the “Indenture”) among Playtex Products, Inc. (the “Company”), as issuer, the Guarantors listed on Schedule 1 thereto, and Wells Fargo Bank Minnesota, National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                       , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                     in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.             ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.           ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the

United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.             ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐  such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐  such Transfer is being effected to the Company or a subsidiary thereof;

(c) ☐  such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐   such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Definitive Notes and in the Indenture and the Securities Act.

4.             ☐   Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)           ☐ Check if Transfer is pursuant to Rule 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)           ☐ Check if Transfer is Pursuant to Regulation S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)           ☐ Check if Transfer is Pursuant to Other Exemption.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

BY:
Name:
Title:

Signature Guarantee*:

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

Dated:                                 ,

ANNEX A TO CERTIFICATE OF TRANSFER

1.             The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)           ☐   a beneficial interest in the:

(i)            ☐ 144A Global Note (CUSIP 72813PAJ9), or

(ii)           ☐ Regulation S Global Note (CUSIP U7263SAB8), or

(iii)          ☐ IAI Global Note (CUSIP                   ), or

(b)         ☐   a Restricted Definitive Note.

2.             After the Transfer the Transferee will hold:

[CHECK ONE]

(a)           ☐   a beneficial interest in the:

(i)            ☐ 144A Global Note (CUSIP 72813PAJ9), or

(ii)           ☐ Regulation S Global Note (CUSIP U7263SAB8), or

(iii)          ☐ IAI Global Note (CUSIP                     ), or

(b)           ☐   a Restricted Definitive Note, or

(c)           ☐   an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Playtex Products, Inc.

300 Nyala Farms Road

Westport, Connecticut 06880

Telecopier No.:  (203) 341-4260

Attention:  Chief Financial Officer

Wells Fargo Bank Minnesota, National Association

213 Court Street, Suite 703

Middletown, Connecticut 06457

Telecopier No.:  (860) 704-6219

Attention:  Corporate Trust Administration

Re:          8% Senior Secured Notes Due 2011

Reference is hereby made to the Indenture, dated as of February 19, 2004 (the “Indenture”), among Playtex Products, Inc. (the “Company”), as issuer, the Guarantors listed on Schedule 1 thereto and Wells Fargo Bank Minnesota, National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                  , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                      in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.             Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)           ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)           ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)           ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)           ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.             Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)           ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)           ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ “144A Global Note”, ☐ “Regulation S Global Note”, ☐ “IAI Global Note” with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Owner]

BY:
Name:
Title:

Signature Guarantee*:

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

Dated:                              ,

EXHIBIT D

FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Playtex Products, Inc.

300 Nyala Farms Road

Westport, Connecticut 06880

Telecopier No.:  (203) 341-4260

Attention:  Chief Financial Officer

Wells Fargo Bank Minnesota, National Association

213 Court Street, Suite 703

Middletown, Connecticut 06457

Telecopier No.:  (860) 704-6219

Attention:  Corporate Trust Administration

Re:                                                       8% Senior Subordinated Notes due 2011

Reference is hereby made to the Indenture, dated as of February 19, 2004 (the “Indenture”), among Playtex Products, Inc. (the “Company”), as issuer, the Guarantors listed on Schedule 1 thereto and Wells Fargo Bank Minnesota, National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                   aggregate principal amount of:

(a)           ☐            a beneficial interest in a Global Note, or

(b)           ☐            a Definitive Note,

we confirm that:

1.               We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2.               We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any Subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant

D-1

to the provisions of Rule 144 under the Securities Act (if available) or (F) pursuant to an effective registration statement under the Securities Act and in each case of accordance with the applicable securities laws of any state of the United States or any other applicable jurisdiction, and we further agree to provide to any person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.               We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.  We further understand that any subsequent transfer by us of the Notes or beneficial interest therein acquired by us must be effected through one of the placement agents.

4.               We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.               We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

BY:
Name:
Title:

Signature Guarantee*:

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

Dated:                             ,

D-2

EXHIBIT E

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of February 19, 2004 (the “Indenture”) among the Playtex Products, Inc., the Guarantors listed on Schedule 1 thereto and Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest on the Notes, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article 12 of the Indenture and reference is hereby made to the Indenture for the precise terms of this Guarantee.  Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose.

[NAME OF GUARANTOR(S)]

BY:
Name:
Title:

E-1

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                   ,               among                                       (the “Guaranteeing Subsidiary”), a subsidiary of Playtex Products, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank Minnesota, National Association, as Trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of February 19, 2004 providing for the issuance of 8% Senior Subordinated Notes due 2011 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a Supplemental Indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             AGREEMENT TO GUARANTEE.  The Guaranteeing Subsidiary hereby agrees as follows:

(a)           Along with all Guarantors named in the Indenture, to jointly and severally, unconditionally guarantee on a senior secured basis to each Holder of a Note authenticated by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(i) the principal of and interest on the Notes will be promptly paid in full when due (whether at maturity, by acceleration, redemption or otherwise), interest on the overdue principal of and interest on the Notes, if any, if lawful, Liquidated Damages, if any, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and the Indenture; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

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(b)           The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)           The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d)           This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(e)           If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)            The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)           As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

(h)           If the Guaranteeing Subsidiary makes a payment or distribution under a Guarantee, such Guaranteeing Subsidiary shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the assets of each Guarantor determined accordance with GAAP.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(i)            Pursuant to Section 12.02 of the Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 12 of the Indenture, this Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Guarantee will not constitute a fraudulent transfer or conveyance.

3.             EXECUTION AND DELIVERY.  Each Guaranteeing Subsidiary agrees that the Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

4.             GUARANTEEING SUBSIDIARY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS.

(a)           Except as otherwise provided in Sections 12.05 and 12.04(b) of the Indenture and Sections 5 and 6 hereof, the Guaranteeing Subsidiary may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(i)            the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of such Guaranteeing Subsidiary under the Indenture, its Guarantee and, if it is still in effect, the Registration Rights Agreement pursuant to a Supplemental Indenture and appropriate Note Security Documents reasonably satisfactory to the Trustee; or

(ii)           such sale, disposition, merger or consolidation is permitted by the terms of the Indenture and, to the extent required, the Net Cash Proceeds are applied in accordance with the applicable provisions of the Indenture.

(b)           In case of any such sale of all or substantially all of its assets to, or consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by Supplemental Indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guaranteeing Subsidiary, such successor Person shall succeed to and be substituted for the Guaranteeing Subsidiary with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee.  All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Guarantees had been issued at the date of the execution of the Indenture.

(c)           Except as set forth in Articles 4 and 5 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture, in this Supplemental Indenture or in any of the Notes shall prevent any consolidation or merger of the Guaranteeing Subsidiary with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guaranteeing Subsidiary as an entirety or substantially as an entirety to the Company or another Guarantor.

5.             RELEASES.

The Guarantee of a Guaranteeing Subsidiary will be released:

(a)           in connection with any consolidation or merger if the Guaranteeing Subsidiary or surviving Person shall cease to be a Subsidiary of the Company, and if the consolidation or merger complies with the provisions of the Indenture;

(b)           in connection with any sale or other disposition of all or substantially all of the assets of the Guaranteeing Subsidiary (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if all of the conditions in Section 12.05 of the Indenture or Section 6 hereof are satisfied and the sale or other disposition complies with Section 4.10 of the Indenture;

(c)           if the Guaranteeing Subsidiary is declared to be an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

(d)           in connection with any sale of all of the Capital Stock of the Guaranteeing Subsidiary to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company or any sale of Capital Stock or other disposition or transaction in which a Guarantor ceases to be a Restricted Subsidiary, in both cases, if such sale or disposition or transaction is permitted by the Indenture.

6.             RELEASES FOLLOWING SALE OF ASSETS.   If a Guarantee is released under Section 12.04(b) of the Indenture or Section 5 hereof, then such Guaranteeing Subsidiary or the successor or surviving Person will be released and relieved of any obligations under its Guarantee; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including without limitation Section 4.10 thereof.  Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of such Guaranteeing Subsidiary from its obligations under its Guarantee.

In the event of the defeasance of the Notes in accordance with the terms of the Indenture, including without limitation Section 8.02 and 8.03 thereof, then such Guarantor will be released and relieved of any obligations under its Guarantee.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 11 thereof.

7.             NO RECOURSE AGAINST OTHERS.  No past, present or future member, director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Guarantees, the Indenture, the Note Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

8.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9.             COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

10.           EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

11.           THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

12.           SUCCESSORS AND ASSIGNS. All agreements of the Company, the Guaranteeing Subsidiary and the Guarantors in this Supplemental Indenture shall bind their successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

13.           SEVERABILITY. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                             ,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

Playtex Products, Inc.

By:
Name: Glenn A. Forbes
Title: Executive Vice President and Chief Financial Officer

Wells Fargo Bank Minnesota, National Association, as Trustee

By:
Name: Joseph P. O’Donnell
Title: Assistant Vice President

SCHEDULE 1

GUARANTORS

The following schedule lists each Guarantor of the Notes as of the date of the Indenture:

Guarantors	State of Incorporation

1. Playtex Sales & Services, Inc.	Delaware

2. Playtex Manufacturing, Inc.	Delaware

3. Playtex Investment Corp.	Delaware

4. Playtex International Corp.	Delaware

5. TH Marketing Corp.	Delaware

6. Smile-Tote, Inc.	California

7. Sun Pharmaceuticals Corp.	Delaware

8. Personal Care Group, Inc.	Delaware

9. Personal Care Holdings, Inc.	Delaware

10. Carewell Industries, Inc.	New York

Schedule 1

SCHEDULE 2

COMPARABLE YIELD

Issue Price:  100.0%

Comparable Yield:  8%

Semiannual Period	Payment Date	360 Days	Scheduled Interest Payment

1	9/1/04	191	$19.524 million

2	3/1/05	180	$18.4 million

3	9/1/05	180	$18.4 million

4	3/1/06	180	$18.4 million

5	9/1/06	180	$18.4 million

6	3/1/07	180	$18.4 million

7	9/1/07	180	$18.4 million

8	3/1/08	180	$18.4 million

9	9/1/08	180	$18.4 million

10	3/1/09	180	$18.4 million

11	9/1/09	180	$18.4 million

12	3/1/10	180	$18.4 million

13	9/1/10	180	$18.4 million

14	3/1/11	180	$18.4 million